Exhibit 10.1

THIS CONTRACT IS SUBJECT TO ARBITRATION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of this ___ day of October, 2020 (the “Effective Date”), by and between LMP Long island 001 Holdings, LLC (“LMP”), a Delaware limited liability company, and or its assigns (“LMP”), and JOHN STALUPPI, an individual resident of Florida (“Staluppi”). Terms capitalized but not otherwise defined herein shall have the meaning ascribed to there in Exhibit A.

W I T N E S S E T H :

WHEREAS, Staluppi is the sole member or shareholder with respect to each of the entities listed on Exhibit B (with such entities being hereinafter included in the term “AAG Subsidiaries”);

WHEREAS, prior to the Closing Date, through a series of transactions, Staluppi will contribute (or cause to be contributed) into a newly-formed Delaware limited liability company (the “Company”), as a capital contribution, all of the outstanding and issued Equity Securities in each of the AAG Subsidiaries in exchange for the Company’s issuance to Staluppi of 100% of the membership interests (the “AAG Membership Interests”) in the Company. Staluppi will provide LMP copies of all material agreements and documents with respect thereto. For the avoidance of doubt, following the completion of the AAG Reorganization, each AAG Subsidiary will be wholly-owned by the Company; and

WHEREAS, Staluppi desires to sell, and LMP desires to purchase, 70% of the AAG Membership Interests (the “Acquired Interest”) for the consideration and on the terms set forth in this Agreement; and

WHEREAS, the Parties desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to set forth certain additional agreements related to the Contemplated Transactions; and

WHEREAS, the AAG Subsidiaries conduct certain of their respective Business operations from the addresses set forth on Exhibit C (collectively, the “Dealership Premises”). The Dealership Premises and the improvements thereon are owned by the individuals or entities listed on Exhibit C (each a “Landlord,” and collectively the “Landlords”).

NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1. SALE AND TRANSFER OF ACQUIRED INTEREST; CLOSING DATE; PURCHASE PRICE DELIVERY.

1.1 Purchase and Sale. At the Closing and subject to and upon the terms and conditions of this Agreement, Staluppi shall sell, transfer and deliver to LMP, and LMP shall purchase and acquire from Staluppi, all right, title and interest in and to all of the Acquired Interest, free and clear of all Liens (other than restrictions on transfer imposed by the Securities Act and state securities laws and except as set forth in Schedules 2.21 and 2.32) in consideration for the Purchase Price. In reliance upon the representations and warranties of Staluppi contained herein, and on the terms and subject to the conditions herein set forth, LMP agrees that at Closing it will purchase the Acquired Interest from Staluppi.

1.2 Closing; Closing Date. Subject to the terms and conditions herein contained, the consummation of the Contemplated Transactions (the “Closing”) shall take place at such time, date and place as the Parties may mutually agree on or before the 30th day following the satisfaction (or appropriate waiver) of each of the conditions set forth in Sections 5.1 and 5.2 below, unless the Parties otherwise mutually agree (the “Closing Date”) but in no event shall the Closing Date be later than 180 days after the Effective Date (“Outside Closing Date”). The Closing shall be effective at 12:01 a.m. local time on the Closing Date.

1.3 Purchase Price. Subject to the adjustments set forth herein, the purchase price for the Acquired Interest shall be $425,600,000 (the “Purchase Price”), which LMP shall deliver to Staluppi as follows:

(a) A cash amount equal to $375,600,000; PLUS

(b) The Purchase Money Note, in form attached hereto and labeled Exhibit D.

1.4 Estimated Net Working Capital.

(a) Not more than 5 and not less than 2 Business Days prior to the Closing Date, the Company and Staluppi shall deliver, or cause to be delivered, to LMP a certificate of the Company, prepared by the Company’s certified public accounts (the “Staluppi CPA”), that contains a reasonable good faith estimate of the Company Group Entities’ aggregate Net Working Capital, as of the Adjustment Calculation Time (“Estimated NWC”), and the Staluppi CPA shall provide LMP with supporting financial statements, work sheets, and other documentation reasonably requested by LMP.

(b) “Net Working Capital” of the Company Group Entities shall mean an amount equal to the aggregate value of the Company Group Entities’ total current assets MINUS the aggregate value of the Company Group Entities’ total current liabilities, all calculated by Staluppi CPA in accordance with GAAP (for the avoidance of doubt, and for the purposes of the foregoing, no Tax assets or deferred Tax liabilities will be taken into account); provided, however, that the value of certain of the Company Group Entities’ balance sheet items shall be adjusted as follows in determining Net Working Capital:

(i) All New Vehicles will be valued at the New Vehicles Value;

(ii) All Used Vehicles will be valued at the Used Vehicles Value;

(iii) All Service Loaners will be valued at the Service Loaners Value;

(iv) All Parts Inventory will be valued at the Parts Value; and

(iv) All outstanding Repairs and WIP will be valued at the Company’s cost with no internal mark-ups applied by the Company.

(c) Along with the certificate described in Section 1.4(a) above, the Staluppi CPA shall prepare and deliver to LMP, in accordance with GAAP, a schedule, reasonably acceptable to LMP, listing all the Pre-Closing Un-booked Liabilities existing as of the Adjustment Calculation Time that are not reflected on the Company’s balance sheet (the “Un-booked Liability Schedule”), along with any available documentation or other information related thereto. The Pre-Closing Un-booked Liabilities shall include, without limitation:

(i) All customer purchase deposits for New or Used Vehicles;

(ii) All customer purchase deposits for Manufacturer Parts and Miscellaneous Inventories;

(iii) All customer deposits for Repairs and WIP;

(iv) Any warranty or similar obligations due within 12 months after the Closing Date, to the extent that such obligations will not be fully reimbursed by a Manufacturer or third party provider;

(v) All Staluppi Taxes;

(vi) All accrued and unpaid sales, use, real and personal property taxes, and other taxes and governmental charges;

(vii) Any refunds, credits, or other amounts due to customers, suppliers, or other third parties not already listed above;

(viii) Any outstanding we-owes of the Company;

(ix) Any bonus or other obligation to make payments (other than normal payroll and normal payment plans in the ordinary course of business as shown in Schedule 2.19(j)) to any employee within 12 months after the Closing Date;

(x) The tax effect of the Company’s LIFO accrual, as applicable, which will be reconciled and the tax consequence determined at the Closing using then current tax tables; and

(d) The Net Working Capital shall be reduced by an amount equal to the sum of the Pre-Closing Un-booked Liabilities.

(e) The amount, if any, by which the Estimated NWC is less than the Target NWC is the “Estimated NWC Deficiency,” and the amount, if any, by which the Estimated NWC is greater than the Target NWC is the “Estimated NWC Surplus.” Should there be an Estimated NWC Deficiency, the Staluppi shall, prior to the Closing Date make an additional capital contribution to the Company in the form of cash in amount equal to such deficiency. Should there be an Estimated NWC, the Company may make a distribution to Staluppi of return of capital in the form of cash in amount equal to such surplus.

1.5 Payment of Purchase Price. At the Closing, and utilizing the Estimated NWC, LMP shall deliver to Staluppi, by wire transfer of immediately available funds to the designated account or accounts of Staluppi, an amount equal to the Purchase Price.

1.6 Post-Closing True-Up of Calculation of Company’s Net Working Capital and Pre-Closing Un-booked Liabilities; Final Payment.

(a) Not more than 60 days following the Closing Date, LMP shall prepare and provide a statement of the final calculation of the Company’s Net Working Capital (“Final NWC Statement”) as of the Adjustment Calculation Time (“Final NWC”). The Final NWC, as proposed by LMP under this Section 1.6(a), shall be deemed for purposes of this Section 1.6 to be the “Final Adjusted NWC,” and shall be final and binding on all Parties, unless Staluppi timely delivers to LMP an Objection Notice in accordance with Section 1.6(b).

(b) In the event that Staluppi disputes the Final Adjusted NWC, Staluppi shall notify LMP in writing (the “Objection Notice”) of the amount, nature and basis of such dispute, within 30 days after delivery of the Final NWC Statement in accordance with Section 1.6(a). Any such Objection Notice shall specify those items or amounts as to which Staluppi disagrees, and Staluppi shall be deemed to have agreed with all other items and amounts contained in the Final NWC Statement. In the event of such a dispute, LMP and Staluppi shall first negotiate in good faith to reach agreement on each disputed item or amount. If LMP and Staluppi reach a final resolution on the Final NWC Statement within 15 days after LMP’s receipt of the Objection Notice (or within any additional period as mutually agreed to between LMP and the Staluppi), then the Final NWC Statement agreed upon by LMP and Staluppi shall be deemed for purposes of this Section 1.6 to be the “Final NWC Statement” and shall be final and binding on all Parties.

(c) If LMP and Staluppi are unable to resolve the dispute within 15 days after delivery of the Objection Notice, then any remaining items or amounts in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by Staluppi and LMP or, if Staluppi and LMP fail or refuse to select a firm within 10 days after written request therefor by Staluppi or LMP, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the American Arbitration Association, New York office of the American Arbitration Association (the “Neutral Accountant”). All determinations and calculations under this Section 1.6 shall consider only those items or amounts that are set forth in the Objection Notice and remain in dispute, shall be a value that is between LMP’s calculation delivered under Section 1.6 and Staluppi’s calculation delivered under Section 1.7(c), shall be in writing and shall be delivered to LMP and Staluppi as promptly as practicable. Absent fraud or manifest error, the Adjusted Purchase Price Statement as finally determined by the Neutral Accountant shall be deemed for purposes of this Section 1.6 to be the “Final NWC Statement” and shall be final and binding on all Parties. In determining the Final NWC Statement, the Neutral Accountant shall act as an expert and not as arbitrator. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.6 may be entered in and enforced by any court having jurisdiction thereover.

(d) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes under Section 1.6(c) shall be borne by Staluppi, on the one hand, and LMP, on the other hand, in proportion to the amounts by which the proposals of LMP and Staluppi differed from the Neutral Accountant’s final determination.

(e) The amount, if any, by which the NWC reflected in the Final NWC Statement is less than the Target NWC is the “Final NWC Deficiency,” and the amount, if any, by which such Net Working Capital is greater than the Target NWC is the “Final NWC Surplus.” Should there be an Final NWC Deficiency, the Staluppi shall, on the 2rd Business Day following the determination of the Final NWC Statement, deliver an additional capital contribution to the Company in the form of cash in amount equal to such deficiency. Should there be an Final NWC Surplus, the Company shall, on the 2rd Business Day following the determination of the Final NWC Statement, make a distribution of return of capital to the Staluppi in the form of cash in amount equal to such surplus.

(f) The Parties agree that the procedures set forth in this Section 1.6 shall be the sole and exclusive method for resolving any disputes with respect to the determination of the Final NWC Statement; provided, that, this provision shall not prohibit LMP or Staluppi from instituting litigation to enforce the determination of the Neutral Accountant and shall not limit any remedy of any Person under Article 4.

(g) By way of clarification, the determination of Final NWC shall occur after the Closing Date and shall not delay or hinder LMP’s delivery to Staluppi of the Purchase Price at Closing.

1.7 Physical Inventories. The classification and valuation of the Manufacturer Parts Inventory and Miscellaneous Inventories shall be established, in accordance with the applicable provisions hereof, by a physical inventory count conducted by an independent inventory service acceptable to LMP and Staluppi. The physical inventory count shall be taken as close as practicable to the Closing Date, but no later than 2 days before the Closing Date, and will be adjusted to reflect purchases and sales of the Manufacturer Parts and Miscellaneous Inventories between the date of such physical inventory count and the Closing Date. Staluppi agrees that no such additions and deductions shall be made in such inventory except in the ordinary course consistent with past practices and, further, shall cause the Company to keep its usual and adequate records of such additions and deductions, which records shall be made available to LMP for review and verification. Staluppi and LMP agree to share equally in the cost of the physical inventory conducted by the independent inventory service pursuant to this Section 1.7.

1.8 Withholding Taxes. LMP shall be entitled to deduct and withhold from any amounts otherwise payable to Staluppi under this Agreement, by placing into escrow such amounts that a Governmental Authority requires LMP to deduct and withhold under an applicable Legal Requirement. To the extent that any amount is to be placed into escrow it shall be treated for all purposes of this Agreement as having been paid to Staluppi.

1.9 Non-Audited Interim Financials. Within 30 days after the Effective Date, the Staluppi shall provide to the LMP (a) a CPA-prepared quality of earnings report and (b) the following CPA-prepared financial statements as of the end of the 3rd quarter 2020: profit and loss statement, cash-flow statement, and balance sheet. Such financial statements shall be prepared according to GAAP.

Article 2. REPRESENTATIONS AND WARRANTIES OF STALUPPI.

On or before the 7th day after the Effective Date (the “Disclosure Date”), Staluppi shall deliver to LMP a Disclosure Letter that compiles all of the disclosure schedules (including related information and documents) described herein. In the event that Staluppi fails to deliver the Disclosure Letter by the Disclosure Date, then the Due Diligence Period (as defined below) shall be extended by the number of days between the Disclosure Date and the date Staluppi delivers the Disclosure Letter. Staluppi represents and warrants to LMP that the statements contained in this Article 2 are correct and complete as of the Effective Date, except as set forth in the schedules included in the Disclosure Letter, and Staluppi acknowledges that LMP is relying on the following representations and warranties in entering into this Agreement. The disclosure schedules compiled in the Disclosure Letter will be arranged in pages or paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 2.

2.1 Capacity. Staluppi has full legal right, power, capacity and authority to execute, deliver and perform his obligations pursuant to this Agreement and to execute, deliver and perform his obligations under each instrument, document or agreement required hereby to be executed and delivered by Staluppi at, or prior to, the Closing.

2.2 Enforceability. This Agreement has been duly and validly executed and delivered by Staluppi and constitutes the legal, valid and binding obligation of Staluppi, enforceable against Staluppi in accordance with its terms, subject to Creditors’ Rights.

2.3 Intentionally Omitted

2.4 Consents; Absence of Conflicts. Except for filings under the HSR Act or any other applicable antitrust or competition Legal Requirements, and as otherwise provided in Schedule 2.4 of the Disclosure Letter, neither the execution and delivery of this Agreement or any other Transaction Document by Staluppi, nor the consummation of the Contemplated Transactions or compliance by Staluppi and the Company Group Entities with any of the provisions hereof or thereof, will (a) violate or breach the terms of, cause a default under, conflict with, result in the loss by the Company Group Entities of any rights or benefits under, impose on the Company Group Entities any additional or greater burdens or obligations under, create in any other Person additional or greater rights or benefits under, create in any other Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (i) any applicable Legal Requirement, (ii) the Organizational Documents of the Company Group Entities or (iii) any Material Contract to which a Company Group Entity is a party or by which a Company Group Entity, or any of its properties, is bound, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) on any Company Group Entity Assets or any Membership Interest, including the Acquired held by Staluppi, (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any Company Group Entity Asset or any Membership Interest held by Staluppi, or any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clauses (a), (b) or (c) of this Section 2.4. The Company Group Entities are not required to obtain any consent from any Governmental Authority or any other Person or provide any notice to any Governmental Authority or any other Person in connection with the consummation of the Contemplated Transactions. All such consents or notices have been obtained or given and have been furnished in writing to LMP, or will be obtained or given at or prior to Closing. Notwithstanding anything herein to the contrary, it is understood that the transfer of membership interest contemplated in this Agreement may require the consent of the AAG Subsidiaries third-party landlords, lenders and motor vehicle manufacturers/distributors, in addition to the N.Y.S Department of Motor Vehicles, and Staluppi and LMP agree to cooperate as reasonably required in order to obtain these consents (the “Consents”).

2.5 Organization; Good Standing. The Company Group Entities are legal entities duly formed, validly existing and in good standing under the laws of their jurisdiction or organization. Staluppi has furnished to LMP true and complete copies of the Organizational Documents for the Company Group Entities, each as presently in effect.

2.6 Membership Interest Ownership. Staluppi is the sole record and beneficial owner of all issued and outstanding AAG Membership Interests, free and clear of all Liens, other than restrictions on transfer that may be imposed by state or federal securities laws. By way of clarification, the Acquired Interest must not be subject to any Liens.

2.7 Capitalization; Subsidiaries.

(a) Schedule 2.7(a) of the Disclosure Letter will set forth a true and complete list that accurately reflects all of the Company’s Interests in the Company Group Entities and the holder thereof. All such Interests in the Company Group Entities have been duly authorized, are validly issued and are fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person. There are no Interests issued or outstanding in the Company Group Entities other than as set forth on Schedule 2.7(a) of the Disclosure Letter.

(b) Except as set forth in Schedule 2.7(b) of the Disclosure Letter, there are no Contracts (including options, warrants, calls, puts and preemptive rights) obligating the Company Group Entities to: (i) issue, sell, pledge, dispose of or encumber any Interests in any Company Group Entity; (ii) redeem, purchase or acquire in any manner any Interests in any Company Group Entity; or (iii) make any dividend or distribution of any kind with respect to any Interests in any Company Group Entity.

(c) Except as set forth in Schedule 2.7(c) of the Disclosure Letter, there are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights affecting any of the Interests of any Company Group Entity. There are no voting trusts, proxies, or other equity holder or similar agreements or understandings with respect to the voting of any Interests of any Company Group Entity.

(d) Except as set forth in Schedule 2.7(d) of the Disclosure Letter, there are no, and there have not been any, Persons or joint ventures in which any Company Group Entity owns, or has owned, of record or beneficially, any direct or indirect (through a Subsidiary or otherwise) Interest. There are no outstanding obligations of any Company Group Entity to provide funds or make any investment (in either case, in the form of a loan, capital contribution, purchase of an Interest (whether from the issuer or another Person) or otherwise) in, any other Person.

2.8 Financial Statements. Schedule 2.8 of the Disclosure Letter will consist of copies of (a) the audited balance sheets of the Company Group Entities as of December 31, 2018, and December 31, 2019, and the related audited statements of income and cash flows for the years then ended (the “Company Group Annual Financial Statements”) and (b) the unaudited balance sheet of the Company Group Entities at August 31, 2020, and the related unaudited statements of income and cash flows for the year then ended (the financial statements described in clause (b), collectively, the “Company Group Interim Financial Statements”). The Company Group Financial Statements and the Company Group Interim Financial Statements are referred to collectively as the “Company Group Financial Statements.” The Company Group Annual Financial Statements have been prepared in accordance with the standards and rules of the Public Company Accounting Oversight Board. The Company Group Financial Statements (including any related notes thereto) (x) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, (y) fairly present, in all material respects, the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, subject, however, in the case of the Company Group Interim Financial Statements, to normal non-material year-end adjustments and accruals and to the absence of notes and other textual disclosure, and (z) have been prepared from, and are in accordance with, the books and records of the Company Group entities.

2.9 Absence of Changes. Since December 31, 2019, and except as set forth in Schedule 2.9 of the Disclosure Letter:

(a) the Business has been operated and maintained in the Ordinary Course of Business of the Company Group Entities, except to the extent affected by Covid-19 Conditions;

(b) there has not been any damage, destruction or loss to any portion of the Company Group Assets, whether covered by insurance or not, having a replacement cost of more than $100,000 for any single loss or $400,000 for all such losses;

(c) other than in connection with the Contemplated Transactions, including the AAG Reorganization, there has been no merger or consolidation of any Company Group Entity with any other Person or any acquisition or disposition by any Company Group Entity of any Interests or business of any other Person or any agreement with respect thereto;

(d) there has been no declaration, setting aside or payment of any dividend on, or any other distribution with respect to, the Interests in any Company Group Entity;

(e) there has been no undisclosed borrowing of funds, agreement to borrow funds, guaranty or agreement to maintain the financial position of any Person or other incurrence of Debt by any Company Group Entity, except in the ordinary course of Business and/or pursuant to the Federal Paycheck Protection Program;

(f) no Company Group Entity has established or materially amended any Plan or entered into or materially amended any other employment, consulting, change in control, retention, severance or indemnification agreement or an agreement with respect to a bonus (nor amended any such agreement) with any Person, nor has any Company Group Entity incurred or entered into, or become bound by, any new collective bargaining agreement or other obligation to or Contract with any labor organization or employee representative;

(g) there has been no actual, pending or, to the Knowledge of Staluppi, threatened adverse change in the relationship of any Company Group Entity with the Manufacturer or any other material customer, supplier, distributor or sales representative of the Business;

(h) there has been no increase in the compensation or benefits provided, outside the Ordinary Course of Business, or to be provided, outside Ordinary Course of Business, to any manager, director, officer, employee or contractor of any Company Group Entity;

(i) there has been no payment by any Company Group Entity to any manager, director, officer, employee, contractor or holder of any Interest in any Company Group Entity, or any Affiliate of any such Person or of any Company Group Entity (whether as a loan or otherwise), except regular compensation and usual benefits payments in the Ordinary Course of Business of the Company Group Entities;

(j) no Company Group Entity has entered into any Contract with or relating to any manager, director, officer, equity holder, employee or consultant of any Company Group Entity or any Affiliate of the foregoing;

(k) each Company Group Entity has promptly paid and discharged current liabilities when due and consistent with past practices except where disputed in good faith by appropriate proceedings;

(l) Company Group Entity has not mortgaged, pledged or subjected any Company Group Assets to any Lien except Permitted Liens, or acquired any assets except for assets acquired in the Ordinary Course of Business of the Company Group Entities;

(m) no Company Group Entity has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the Ordinary Course of Business of the Company Group Entities and that, in the aggregate, would not be material to the Company Group Entities;

(n) no Company Group Entity has canceled or compromised any Debt or Claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business of the Company Group Entities and that, in the aggregate, would not be material to the Company Group Entities;

(o) no Company Group Entity has made or committed to make any capital expenditures or capital additions or betterments in excess of $250,000 individually or $400,000 in the aggregate;

(p) no Company Group Entity has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(q) no Company Group Entity has instituted or settled any material legal actions, suits or other legal proceedings; and

(r) no Company Group Entity has sold or leased any of its assets (other than any vehicle inventory sales or leases in the Ordinary Course of Business for fair market value).

There is no Contract to take any of the foregoing actions set forth in this Section 2.9, except as expressly permitted by this Agreement.

2.10 Affiliate Transactions. Schedule 2.10 of the Disclosure Letter will describe all services provided, and assets owned, licensed to or otherwise held, by Staluppi or any of his/its respective Affiliates (other than any post-AAG Reorganization Company Group Entity), that are or were made available or provided to or used by any Company Group Entity or the Business within the 1-year period preceding the Closing Date. From and after the Closing Date, no Company Group Entity will be obligated to pay any amounts to Staluppi or any of his respective Affiliates (other than any post-AAG Reorganization Company Group Entity), and Staluppi nor any of his respective Affiliates (other than any post-AAG Reorganization Company Group Entity) will be obligated to pay any amounts to any Company Group Entity. Since December 31, 2017, no Company Group Entity (other than Staluppi) has purchased, transferred or leased any real or personal property from or for the benefit of, paid any fee, commission, salary or bonus to or for the benefit of, Staluppi or any of his respective Affiliates (other than any post-AAG Reorganization Company Group Entity) or any director, manager, officer or equity holder thereof and the Company has not sold, transferred or leased any real or personal property to Staluppi or any of his respective Affiliates (other than any post-AAG Reorganization Company Group Entity).

2.11 Real Property.

(a) The Company Group Entities do not own any fee interest in any real property.

(b) Schedule 2.11 of the Disclosure Letter will list all leases of real property (and the lands covered thereby) pursuant to which any Company Group Entity leases real property for use in connection with the Business (all such leased real property, the “Leased Real Property” and, all such listed leases collectively, the “Scheduled Leases”), in each case specifying the address of the Leased Real Property, the name of the lessor and lessee, and term of each lease. Each Scheduled Lease is in full force and effect and constitutes a binding obligation of each landlord, lessor or sublessor thereunder, enforceable against such landlord, lessor or sublessor in accordance with its terms subject to Creditors’ Rights. No event has occurred that would constitute, or that with the giving of notice or the passage of time or both would constitute, a default under any Scheduled Lease by a Company Group entity or by any other party to any Scheduled Lease. The Company Group Entities validly occupy the Leased Real Property in accordance with the terms of such lease free and clear of all Liens except Permitted Liens.

(c) The Leased Real Property constitutes all of the real property that has been used in connection with the ownership and operation of the Business since December 31, 2017. Other than the Company Group Entities, there are no parties in possession of any portion of any Leased Real Property as lessees, subtenants, tenants at sufferance or trespassers. The Company Group Entities have full right and authority to use and operate all of the improvements located on the Leased Real Property. Such improvements are being used, occupied, and maintained in all material respects by the Company Group Entities in accordance with all applicable easements, Contracts, permits, insurance requirements, restrictions, building setback lines, covenants and reservations. Certificates of occupancy and all other material licenses, permits, authorizations and approvals required by any Governmental Authority having jurisdiction over the Leased Real Property have been issued for the applicable Company Group Entity’s occupancy of each of such improvements and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect. No casualty loss has occurred with respect to the improvements located on the Leased Real Property (the “Facilities”). There is no pending or, to the Knowledge of Staluppi, threatened condemnation, eminent domain or similar proceeding or special assessment affecting any of the Leased Real Property, nor is any such proceeding or assessment being contemplated. The Facilities are free from material structural and mechanical defects (including roofs) and have been used by the Company Group Entities in the Ordinary Course of Business and remain as of the date of this Agreement in suitable and adequate condition for such continued use. Neither Staluppi nor any of his/its respective Affiliates have deferred maintenance of the Facilities in contemplation of the Contemplated Transactions. All of the Leased Real Property has direct access to public roads without the use of any easement, license or right of way.

(d) Staluppi shall furnish LMP with true and complete copies of (i) all deeds, leases, title opinions, title encumbrances, title insurance policies and surveys in the possession of Staluppi, the Company Group Entities, or any of their respective Affiliates that relate to the Leased Real Property, together with true and complete copies of all title insurance policies and the most current survey of the Leased Real Property and the Facilities in the possession or control of Staluppi, the Company Group Entities, or any of their respective Affiliates, and (ii) all reports of any engineers, environmental consultants or other consultants in their possession relating to any of the Leased Real Property or the Facilities.

(e) All utilities (including water, sewer or septic, gas, electricity, trash removal and telephone service) are available to the Leased Real Property in sufficient quantities and quality to adequately serve the Leased Real Property in connection with the operation of the Business conducted therefrom as such operations are currently conducted thereon.

2.12 Personal Property.

(a) Schedule 2.12(a) of the Disclosure Letter will list (i) certain items of furniture, fixtures, and equipment or other item of tangible personal property used or held for use by the Company Group Entities or any of their respective Affiliates in connection with the Business that is subject to a lease (the “Leased Equipment”), and (ii) if such lease is treated as a capital lease under GAAP, the purchase price as of the date of this Agreement for such item of Leased Equipment under the terms of the relevant lease for such item of Leased Equipment.

(b) Unless listed on Schedule 2.12(a) of the Disclosure Letter, Schedule 2.12(b) of the Disclosure Letter will provide a current depreciation schedule of furniture, fixtures, and equipment and other items of tangible personal property used or held for use by the Company Group Entities in connection with the Business (the “Scheduled Personal Property”). The Company Group Entities have good and valid title to the Scheduled Personal Property free and clear of all Liens, except Permitted Liens.

(c) The Leased Equipment, the Scheduled Personal Property and all other tangible personal property used or held for use by the Company Group Entities in connection with the Business (together, the “Personal Property”) constitute all of the tangible personal property necessary for the continued ownership, use and operation of the Business consistent in all material respects with the Company Group Entities’ past practices since December 31, 2017, and with the practices of the Company Group Entities as of the date of this Agreement.

(d) The Personal Property is located on the Leased Real Property (or is in transit to the same). Each item of Personal Property has been operated and maintained in the Ordinary Course of Business of the Company Group Entities and remains in suitable and adequate condition for use consistent with its primary use since December 31, 2017 (or later acquisition date).

2.13 Permits. Schedule 2.13 lists all New York motor vehicle dealer licenses used or held by the Company Group Entities in connection with the ownership of the Company Group Assets and the operation of the Business (the “Scheduled Licenses”). Except as set forth in Schedule 2.13 of the Disclosure Letter, the Scheduled Licenses are valid and in full force and effect and no Company Group Entity is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any of the Scheduled Licenses.

2.14 Contracts.

(a) True and complete copies (including all amendments) of each Contract under which the liability to or burden on the Company exceeds $50,000 (each a “Material Contract” and collectively the “Material Contracts”) shall be furnished to LMP for its review during the Due Diligence Period. Staluppi represents that each Material Contract is the legal, valid and binding obligation of any Company Group Entity and, to the Knowledge of Staluppi, any other Person party thereto, binding and enforceable against any Company Group Entity and, in the case of non-Affiliate counterparties, to the Knowledge of Staluppi, any other Person party thereto, in accordance with its terms, subject to Creditors’ Rights; (ii) no Material Contract has been terminated, and no Company Group Entity, to the Knowledge of Staluppi, is in material breach or default thereunder, and, to the Knowledge of Staluppi, no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to any Company Group Entity or acceleration thereunder; (iii) no party has asserted or has (except by operation of Legal Requirements) any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract; and (iv) there are no material waivers or consents regarding any Material Contract that have not been disclosed in writing to LMP.

2.15 Intellectual Property.

(a) Schedule 2.15(a) of the Disclosure Letter identifies all patents, patent applications, registered trademarks, trademark applications, copyright registrations, copyright applications and Internet domain names owned by any Company Group Entity (the “Registered Intellectual Property”). The Registered Intellectual Property together with all other Intellectual Property owned or used by any Company Group Entity (collectively, the “Company Intellectual Property”) constitute all Intellectual Property necessary for the continued operation of the Business consistent in all respects with the past practices of the Business. In addition, Schedule 2.15(a) of the Disclosure Letter separately identifies all names or marks used by Staluppi or any of his Affiliates that are similar to a name or mark used by any Company Group Entity.

(b) The Company Group Intellectual Property is valid, subsisting, and enforceable and the Company Group Entities have exclusive ownership of, or valid licenses to use, as applicable, all Intellectual Property, free and clear of all Liens, other than Permitted Liens, currently used or held for use by any Company Group Entity. Each item of Company Intellectual Property will continue to be owned or licensed by the Company Group Entities on identical terms and conditions immediately following the consummation of the Contemplated Transactions, as are in effect immediately prior to such consummation.

(c) Except as disclosed on Schedule 2.15(c) of the Disclosure Letter, no Company Group Entities has been a party to any judicial or administrative proceeding alleging, nor has Staluppi or his/its Affiliates been notified in writing of any allegation of, any infringement, misappropriation or violation of any item of the Company Group Intellectual Property, or challenging the validity or ownership of any item of the Company Group Intellectual Property, whether owned by the Company Group Entities or any other Person. There has been no infringement, misappropriation or violation (or facts that are reasonably likely to give rise to infringement, misappropriation or violation) by the Company Group Entities of any Intellectual Property of other Persons or, to the Knowledge of Staluppi, any infringement, misappropriation or violation (or facts that are reasonably likely to give rise to infringement, misappropriation or violation) by any other Person of any of the Company Group Intellectual Property. No Company Group Entity is a party or subject to any settlement agreement involving Intellectual Property or any outstanding Judgment, stipulation or agreement restricting the use of Intellectual Property by the Company Group Entities.

(d) Each Company Group Entity has taken reasonable measures to protect the confidentiality of the trade secrets and confidential information of such Company Group Entity with respect to the Business. None of the trade secrets or confidential information of any Company Group Entity relating to the Business has been disclosed or provided to anyone except to employees and contractors of any Company Group Entity pursuant to signed, written agreements which impose a duty of confidentiality on such employees and contractors with respect to such trade secrets and confidential information.

(e) The Company Group Entities own, lease, or license all computer systems that are necessary for the operations of the Business. In the past 12 months, there has been no failure or other material substandard performance of any computer systems which has caused any material disruption to the Business. The Company Group Entities have taken commercially reasonable steps to provide for the back-up and recovery of data and information, has commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Company Group Entities have taken commercially reasonable actions to protect the integrity and security of the computer systems and the software information stored thereon from unauthorized use, access or modification by third parties.

2.16 Accounts Receivable. Each of the Accounts Receivable arose in the Ordinary Course of Business of the Company Group Entities and represents the genuine, valid and legally enforceable obligation of the account debtor (subject only to Creditors’ Rights) and no contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice) has been asserted or, to the Knowledge of Staluppi, is threatened by any of the account debtors of such Accounts Receivable. To the Knowledge of Staluppi, none of the account debtors of the Accounts Receivable is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its debts as they become due. The Company Group Entities have good and valid title to the Accounts Receivable free and clear of all Liens, except Permitted Liens. Since December 31, 2019, other than in the ordinary course, no goods or services, the sale or provision of which gave rise to any Accounts Receivable, have been returned or rejected by any account debtor or lost or damaged prior to receipt thereby. Since December 31, 2019, no Company Group Entity has written off any Accounts Receivable as uncollectible.

2.17 Brokers’ Fees; Expenses.

(a) Except as set forth in Schedule 2.17(a) of the Disclosure Letter, neither Staluppi, nor any of his Affiliates has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent in respect of the Contemplated Transactions for which any Company Group Entity or LMP could become liable or obligated.

(b) Except as set forth in Schedule 2.17(b) of the Disclosure Letter, no Company Group Entity has Liability or obligation to pay any fees or expenses of attorneys, investment bankers, accountants or other advisors or service providers in connection with the Contemplated Transactions; and there is no Basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any Company Group Entity or LMP giving rise to Liability associated therewith.

2.18 No Undisclosed Liabilities. To the best of Staluppi’s knowledge, neither any Company Group Entity nor the Business has any Liability (and there is no Basis for any present or future Claims against any Company Group Entity or the Business giving rise to any Liability), other than Liabilities set forth on the face of the Company Group Interim Balance Sheet (rather than any notes thereto); Liabilities that have arisen after the date of the Company Group Interim Balance Sheet in the Ordinary Course of Business of the Company Group Entities (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Legal Requirements); or Liabilities set forth on Schedule 2.18.

2.19 Legal Compliance. To Staluppi’s Knowledge, each Company Group Entity is, and at all times since its formation has been, in compliance in all material respects with all applicable Legal Requirements.

2.20 Taxes.

(a) all Tax Returns required to be filed by or with respect to any Company Group Entity have been duly and timely filed with the appropriate Governmental Authority, and each such Tax Return is true, correct and complete;

(b) all Taxes owed by any Company Group Entity (or for which any Company Group Entity may be liable) that are or have become due have been timely paid in full, whether disputed or not, and whether or not shown on any Tax Return;

(c) all Tax withholding and deposit obligations imposed on or with respect to any Company Group Entity or its employees (or for which any Company Group Entity may otherwise be liable) have been satisfied in full;

(d) there are no Liens (other than Liens for current period Taxes that are not yet due and payable) on any of the Company Group Assets or the AAG Membership Interests that are attributable to any Tax Liability or payment obligation;

(e) there are no Claims pending against any Company Group Entity for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Taxes or Tax Returns of or with respect to any Company Group Entity;

(f) no Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to any Company Group Entity;

(g) true, correct and complete copies of all material Tax Returns filed by or with respect to each Company Group Entity during the past 3 years, and all material correspondence with a Governmental Authority relating to such Tax Returns or Taxes due from or with respect to any Company Group Entity, have been made available to LMP;

(h) there are no agreements, waivers or other arrangements in force or effect providing for an extension of time with respect to the filing of any Tax Return of or with respect to any Company Group Entity or the assessment or collection of any Tax of or with respect to any Company Group Entity;

(i) no Company Group Entity is a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement with any Person;

(j) no Claim has ever been made by a Governmental Authority in a jurisdiction in which a Company Group Entity does not file Tax Returns or pay Taxes that any Company Group Entity is or may be required to file a Tax Return or pay Taxes in that jurisdiction;

(k) no Company Group Entity has any material property or obligation, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws;

(l) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Company Group Entity;

(m) all of the Company Group Assets that are subject to property Tax have been properly listed and described on the property Tax rolls for the Tax units in which the Company Group Assets are located and no portion of the Company Group Assets constitutes omitted property for property Tax purposes; and

(n) neither LMP nor any Company Group Entity will be held liable for any unpaid Taxes that are or have become due on or prior to the Closing Date as a successor or transferee, by statute, contract or otherwise, as a result of the transfer of the Acquired Interests pursuant to this Agreement.

2.21 Inventory. Except as set forth in Schedule 2.21 of the Disclosure Letter and except for Permitted Liens, each Company Group Entity owns its inventory free and clear of all Liens except Permitted Liens and floor plan liens on vehicle inventory. None of such inventory is covered by any financing statements except those filed in connection with Permitted Liens. Such inventory is located at the Facilities and none of such inventory is subject to any consignment, bailment, warehousing or similar arrangement. The inventories of the Company Group Entities reflected on the Company Group Interim Financial Statements consist of items of a quality and quantity usable and saleable in the Ordinary Course of Business of the Company Group Entities, as historically conducted. The method of valuing such inventories on the Company Group Interim Financial Statements is consistent with that used in respect of the beginning and end of each of the 2 most recent fiscal years of the Company Group Entities. The inventories of the Company Group Entities are not excessive in kind or amount in light of the business done or reasonably expected to be done by it. The values at which such inventories are carried reflect the inventory valuation policy applied by each Company Group Entity of stating inventory at the lower of actual cost (first in-first out method) or realizable market value in accordance with GAAP.

2.22 Litigation. Except as set forth in Schedule 2.21 of the Disclosure Letter, there are no actions, suits, charges, investigations or proceedings pending or, to the Knowledge of Staluppi, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against any Company Group Entity or any of its Affiliates that affect or would materially affect the Business, the Company Group Assets or the consummation of the Contemplated Transactions.

2.23 Product and Service Warranty.

(a) To Staluppi’s Knowledge, each product sold, leased, delivered or installed or service performed by any Company Group Entity prior to the Closing Date has complied with and conformed to all applicable Legal Requirements, contractual commitments and all applicable warranties of such Company Group Entity and the applicable Manufacturer.

(b) All outstanding Claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or, to the Knowledge of Staluppi, threatened against any Company Group entity, which are not covered by Insurance or indemnified and defended by a motor vehicle manufacturer/distributor, are listed or described on Schedule 2.23(b) of the Disclosure Letter.

2.24 Employees; Employee Relations.

(a) Schedule 2.24(a) of the Disclosure Letter identifies for each employee who provides services to any Company Group entity, his or her (i) name, job title, employing entity, original hire date, service date and status as exempt or non-exempt under the FLSA and any other applicable Legal Requirement, (ii) current annualized salary (or rate of pay) and other compensation (including bonus, additional forms of pay, profit-sharing, pension benefits and other compensation for which he or she is eligible) paid during 2019 and paid or payable for 2020 to such Person, (iii) leave status (including type of leave, duration of leave and expected return date) and (iv) details of any applicable visa.

(b) Those individuals set forth on Schedule 2.24(a) of the Disclosure Letter represent the entirety of the individuals who are employed or otherwise engaged in conjunction with the Business. Except as accrued as a current Liability on the Company Group Interim Balance Sheet, all wages, bonuses and other compensation, if any, due and payable as of the Closing Date to all present and former employees and contractors of any Company Group Entity have been paid in full, or will be paid in full, to such employees and contractors prior to the Closing Date. The compensation and benefits (including vacation and other paid time off benefits) paid, payable or provided with respect to all employees and contractors of any Company Group Entity have been reflected in the Company Group Financial Statements for the periods covered thereby.

(c) Except as set forth on Schedule 2.24(c) of the Disclosure Letter, no Company Group entity is a party to, nor has it ever been bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are being negotiated. Except as set forth on Schedule 2.24(c) of the Disclosure Letter no labor union or representative thereof claims to or, to the Knowledge of Staluppi, is seeking to represent any such employees.

(d) Except as set forth on Schedule 2.24(d) of the Disclosure Letter, no Company Group Entity has entered into, and is bound by any severance, retention, bonus, change of control, termination pay or similar Contract with any Person, either express or implied, and no Company Group Entity is currently negotiating, and it does not have any outstanding offer with respect to, any such agreement or matter.

(e) Except as set forth on Schedule 2.24(e) of the Disclosure Letter, no legal proceedings, charges, complaints, grievances, investigations or similar actions have been commenced with respect to any Company Group Entity under any Legal Requirement affecting or relating to the employment relationship, and no proceedings, charges, complaints, grievances, investigations, audits or similar actions are, to the Knowledge of Staluppi, threatened under any such Legal Requirement and no facts or circumstances exist which could give rise to any such proceedings, charges, complaints, grievances, investigations or similar actions. Except as set forth on Schedule 2.24(e) of the Disclosure Letter, no Governmental Authority has issued a Judgment or finding with respect to the labor and employment practices (including practices relating to discrimination, wage payments, recordkeeping, employee classification and immigration) of any Company Group Entity..

(f) To the Knowledge of Staluppi, each Company Group Entity is, and since the date of its formation has been, in compliance with any applicable Legal Requirement relating to the employment of labor, including labor and employment practices, terms and conditions of employment, wages and hours. No Company Group Entity is in violation of any Legal Requirement concerning retention or classification of independent contractors. Each employee and contractor of each Company Group Entity is lawfully authorized to work in the United States.

2.25 Employee Benefit Matters.

(a) Schedule 2.25(a) of the Disclosure Letter, includes a true and complete list of each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) that is sponsored, maintained or contributed to or by any Company Group Entity or any ERISA Affiliates of any Company Group Entity or with respect to which any Company Group Entity could have any Liability, or has been so sponsored, maintained or contributed to within 6 years prior to the Closing Date by any Company Group Entity or any ERISA Affiliates of any Company Group Entity:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, change in control plan or agreement, retention plan or agreement, fringe benefit plan or arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 2.25(a)(i).

(b) Staluppi has furnished to LMP true, correct and complete copies of each of the Plans, and related trusts and services agreements, if applicable, in each case, including all amendments thereto. Staluppi has also furnished to LMP, with respect to each Plan and to the extent applicable: (i) the 3 most recent annual or other reports filed with each Governmental Authority and all schedules thereto, (ii) the insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent summary plan description, scheme booklet and all announcements (including all summaries of material modifications thereto), (iv) the most recent audited accounts and actuarial report or valuation required to be prepared under any applicable Legal Requirement, (v) the most recent determination letter or opinion letter issued by the Internal Revenue Service and (vi) copies of all material notices, letters or other correspondence from any Governmental Authority.

(c) No Company Group Entity nor any ERISA Affiliates of any Company Group Entity contributes to, or has any obligation to contribute to, or has at any time within 6 years prior to the Closing Date contributed to or had an obligation to contribute to, and no Plan is (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(d) each Company Group Entity and its ERISA Affiliates have performed all obligations, whether arising by operation of any Legal Requirement or by contract, required to be performed by it or them in connection with the Plans, and there have been no defaults or violations by any other party to the Plans;

(e) Each of the Plans intended to be qualified under Section 401(a) of the Code (i) satisfies the requirements of such Section, (ii) is maintained pursuant to a prototype document approved by the Internal Revenue Service, and is entitled to rely on a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype document, or has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (iii) has been amended as required by any applicable Legal Requirement, and (iv) has not been amended or operated in a way which would adversely affect such qualified status;

(f) there are no Claims pending (other than routine Claims for benefits) or, to the Knowledge of Staluppi, threatened against, or with respect to, any of the Plans or their assets; and

(g) the execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not (i) require any Company Group Entity or any of its ERISA Affiliates to make a larger contribution to, or pay greater compensation, payments or benefits under, any Plan or under any Contract disclosed under Section 2.24 than they otherwise would, in the absence of the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (ii) create or give rise to any additional vested rights or service credits under any Plan or under any Contract disclosed under Section 2.24.

(h) Without limiting anything in this Section 2.25, to Staluppi’s Knowledge, each Company Group Entity has complied with the continuation coverage requirements of §601 et seq. of ERISA and §4980B of the Code (“COBRA”), including the requirements related to COBRA contained in the American Recovery and Reinvestment Act of 2009. There are no Claims pending or, to the Staluppi’s Knowledge, threatened, alleging any breach of the terms of any Plan or of any fiduciary duties thereunder or violation of any Legal Requirement with respect to any Plan (other than routine Claims for benefits made in the ordinary course of plan administration for which plan administrative procedures have not been exhausted). No Person is or could be subject to any adverse tax consequences under §409A of the Code.

(i) To Staluppi’s Knowledge, in connection with the consummation of the Contemplated Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made which, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5) of the Code), whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

2.26 Environmental Matters.

(a) The Business and the Company Group Assets are and, during all times while under the control of Staluppi, to the best of Staluppi’s Knowledge, have been in compliance with all Environmental Laws and Environmental Authorizations and no material unbudgeted expenditures are required to achieve or maintain such continued compliance with Environmental Laws and Environmental Authorizations.

(b) All Environmental Authorizations required for operating the Business and the Company Group Assets as they are currently being operated are set forth on Schedule 2.26(b) of the Disclosure Letter, have been duly obtained, and are currently in full force and effect, and Staluppi, the Company Group Entities or any of their other Affiliates have received any written notice that any such Environmental Authorization will be canceled, revoked or suspended.

(c) There are no Claims pending or, to the Knowledge of Staluppi, threatened under any Environmental Law against any Company Group Entity or any of its Affiliates or the Business or the Company Group Assets, and none of Staluppi, any Company Group Entity, or any of their other Affiliates has otherwise received notice from any Governmental Authority or other Person of alleged violation of, non-compliance with or Liability under, any Environmental Law with respect to the Business or the Company Group Assets.

(d) To Staluppi’s Knowledge, except as set forth on Schedule 2.26(d) of the Disclosure Letter, there are no current or, to the extent occurring within the relevant time periods specified under all applicable statutes of limitations, past facts, events, circumstances or conditions with respect to the Business or the Company Group Assets that could reasonably be expected to form the Basis for assertion of any Environmental Liability against any owner or operator of the Business or the Company Group Assets, and no Company Group Entity nor any of their respective Affiliates has assumed or retained by contract or operation of law any material Liabilities under any Environmental Law or regarding any Hazardous Materials.

(e) To Staluppi’s Knowledge, there has been no Release of Hazardous Materials at, on, under or from any Company Group Assets in connection with any Company Group Entity or the Business or the operations of any Predecessor for which any investigatory, remedial, monitoring or restoration actions required under Environmental Laws have not been performed and completed to the satisfaction of all applicable Governmental Authorities.

(f) None of Staluppi, any of the Company Group Entities, or any of their other Affiliates, has received any notice asserting an alleged Liability or obligation under any Environmental Law with respect to investigatory, remedial, monitoring or restoration actions at any real properties other than the real properties included among the Company Group Assets where any Company Group Entity or any of its Affiliates or any Predecessor transported or disposed or arranged for the transport or disposal of any Hazardous Materials and, to the Knowledge of Staluppi, there are no facts, events, circumstances or conditions that would reasonably be expected to result in the receipt of such notice.

(g) Staluppi has furnished to LMP complete and accurate copies of all environmental audits, assessments, reports, studies, analyses and correspondence on alleged environmental matters that are in Staluppi’s or any Company Group Entity’s, or any of their other Affiliate’s possession or control and relating to the ownership or operation of the Business or the Company Group Assets.

For further clarity, Staluppi shall not incur any Liability under this Section 2.26 related to environmental matters absent his failure to disclose such environmental matters of which he has Knowledge.

2.27 Vendors and Suppliers. Schedule 2.27 of the Disclosure Letter sets forth the 10 largest vendors and suppliers of the Business (as operated by Staluppi, the Company Group Entities, and their respective predecessors, as applicable) (measured by aggregate expenditures) during the fiscal year ended on December 31, 2019. To the Knowledge of Staluppi, there is no present intent of any material vendor or supplier of the Business to discontinue or materially alter its relationship with the Business or LMP upon consummation of the Contemplated Transactions.

2.28 Bank Accounts. Schedule 2.28 of the Disclosure Letter sets forth each bank, savings institution and other financial institution with which a Company Group Entity has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto. Neither Staluppi nor any Company Group Entity has given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever.

2.29 Insurance. Schedule 2.29 of the Disclosure Letter sets forth a true and complete list of all policies, binders and insurance contracts under which any of the Company Group Entities, the Business or the Company Group Assets is insured (the “Insurance Policies”). With respect to each Insurance Policy, Schedule 2.29 of the Disclosure Letter sets forth a true and correct description of (a) the scope of coverage, (b) the limits of liability, (c) deductibles and other similar amounts and (d) the aggregate limits and available coverage (if less than the aggregate limits). Each of the Insurance Policies is in full force and effect, there has been no notice of any cancellation or, to the Knowledge of Seller, any threatened cancellation of any Insurance Policy. Schedule 2.29 of the Disclosure Letter sets forth the Company Group Entity that is a named insured or loss payee, as applicable, under each Insurance Policy, and the Insurance Policies will continue to be in full force and effect after the Initial Closing Date until their ordinary expiration date. There is no claim by any Company Group Entity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. To the Knowledge of Seller, none of the Company Group Entities’ insurance provider(s) intend to materially increase the premiums payable by any Company Group Entity or non-renew or materially and negatively revise the material terms of any of the Insurance Policies upon their expiration. True and complete copies of each Insurance Policy have been furnished to LMP.

2.30 Books and Records. All Books and Records are located at the premises of the Business to which such books and records primarily relate, have been maintained substantially in accordance with any applicable Legal Requirement, and comprise all of the Books and Records relating to the ownership and operation of the Business and the Company Group Assets.

2.31 Assets Necessary to the Business. At and following the Closing Date, the Company Group Assets (a) will constitute all of the assets necessary or required to permit the Company Group Entities to carry on the Business in substantially the same manner as presently conducted and as conducted since December 31, 2017 by the Company Group Entities and (b) constitute all of the assets of the Company Group Entities, other than the Excluded Assets listed in Schedule 2.31, used in the Business presently and as conducted since December 31, 2017.

2.32 Debt. Schedule 2.32 of the Disclosure Letter sets forth by category all Debt (other than vendor payables) of the Company Group Entities, and describes any Liens on any of the Company Group Assets which secure the same such Indebtedness, in each case as of the Closing Date (the “Scheduled Debt”). Except for the Scheduled Debt, no Company Group Entity has any Debt, and there is no Debt related to or associated with the Company Group Assets.

2.33 Manufacturer Audits. Except as set forth on Schedule 2.33 of the Disclosure Letter, as of the Effective Date, no Manufacturer is currently conducting an audit of any Company Group Entity’s sales practices and documentation or service practices and warranty claim documentation.

2.34 Manufacturers Communications. Except as set forth on Schedule 2.33 of the Disclosure Letter, the Manufacturer has not (a) notified any Company Group Entity of any deficiency in dealership operations for which if not cured would be deemed a Breach of the Dealer Agreement for a manufacturer including, but not limited to, the following areas: (i) brand imaging, (ii) facility conditions; (b) notified any Company Group Entity of the awarding or possible awarding of a franchise to an entity or entities or relocation of an existing franchised dealership within the primary market area of the Dealership Premises.

2.35 Finance & Insurance Programs. During the Due Diligence Period, a complete and accurate list and description of all programs of any type related to credit life insurance, accident and health insurance, vehicle maintenance, vehicle service or vehicle warranty programs extended (even if there are insurance policies, stop loss agreements or other resources available to satisfy obligations of those programs) or sold by Company since January 1, 2014 shall be provided to LMP for their review.

2.36 No Misleading Statements. This Agreement, the information and schedules referred to herein and the information that has been furnished to LMP in connection with the Contemplated Transactions do not include any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Article 3. REPRESENTATIONS AND WARRANTIES OF LMP.

LMP represents and warrants to Staluppi that the statements contained in this Article 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedules attached to a letter delivered by LMP to Staluppi within 5 days after the Effective Date (the “LMP Disclosure Letter”). Nothing in the LMP Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the LMP Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The LMP Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3.

3.1 Organization. LMP is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; Enforceability. LMP has all requisite power and authority to execute and deliver each Transaction Document to which LMP is a party and to perform LMP’s obligations thereunder. The execution and delivery of each Transaction Document to which a LMP is a party and the performance of LMP’s obligations contemplated thereby have been duly and validly approved by all action necessary on behalf of LMP. Each Transaction Document to which LMP is a party constitutes the legal, valid and binding obligation of LMP enforceable against LMP in accordance with its terms, subject to Creditors’ Rights, assuming in each case that such Transaction Document has been duly executed and delivered by each party other than LMP to such Transaction Document.

3.3 Absence of Conflicts. Neither the execution and delivery by LMP of this Agreement or any other Transaction Document to which LMP is a party, nor the consummation of the transactions contemplated hereby or thereby by LMP will violate or breach the terms of, cause a default under or conflict with (a) any applicable Legal Requirement, (b) the Organizational Documents of LMP, or (c) any Contract to which LMP is a party or by which it, or any of its properties, is bound, except, in each case, as would not have a material and adverse effect on the ability of LMP to perform its obligations under this Agreement. Except for filings under the HSR Act or any other applicable antitrust or competition Legal Requirement, no other Governmental Authority consents are necessary for LMP’s performance hereunder.

3.4 Brokers’ Fees. Except as set forth in Schedule 3.4, neither LMP nor its Affiliates has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which Staluppi or any Company Group Entity could become liable or obligated.

3.5  Manufacturers Approval. LMP is not aware of any facts or circumstances that could reasonably be expected to be the basis for a Manufacturer not to approve the Contemplated Transactions, including disqualifications for criminal convictions or bankruptcies of an officer or director of LMP.

3.6 Financial. LMP shall on the Closing Date have sufficient funds to consummate the Contemplated Transactions, and no portion of the funds used by LMP to pay the Purchase Price will have been obtained through the solicitation of any individual investors in the Company and LMP has not made any promise or representation to anyone concerning any guaranteed return on investment.

3.7 No Misleading Statements. This Agreement, the information and schedules referred to herein and the information that has been furnished to Staluppi in connection with the Contemplated Transactions do not include any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Article 4. NATURE OF STATEMENTS AND SURVIVAL OF INDEMNIFICATIONS, GUARANTEES, REPRESENTATIONS AND WARRANTIES OF STALUPPI.

All statements contained in any Schedule or certificate delivered hereunder or in connection herewith by or on behalf of any of the parties pursuant to this Agreement shall be deemed representations and warranties by the respective parties hereunder unless otherwise expressly provided herein. Staluppi’s obligations under Article 7 to indemnify LMP for LMP’s Damages resulting from an inaccurate representation or warranty of Staluppi, will not be affected if LMP has, or by reasonably diligent investigation could have obtained, knowledge of that inaccuracy or breach. The representations and warranties of Staluppi or LMP contained in this Agreement, including those contained in any Schedule or certificate delivered hereunder or in connection herewith, shall survive the Closing for a period of 3 years with the exception of the representations and warranties of Staluppi contained in Sections 2.1 (Authority), 2.2 (Authority), 2.12(d) (Title to Fixed Assets), 2.18 (Undisclosed Liability), 2.20 (Taxes), 2.25 (ERISA/COBRA), and 2.26 (Environmental), each of which shall constitute “Fundamental Representations” and shal1 survive the Closing until the expiration of the applicable tax statutes of limitation plus a period of 60 days.

Article 5. CONDITIONS TO OBLIGATIONS TO CLOSE.

5.1 Conditions to Obligation of LMP. The obligation of LMP to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) all representations and warranties of Staluppi and the Company Group Entities contained in this Agreement (including the Schedules hereto) (i) that are qualified as to materiality, shall be true, correct and complete in all respects and (ii) that are not qualified as to materiality, shall be true, correct and complete in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, and Staluppi shall have delivered to LMP a certificate dated as of the Closing Date and executed by Staluppi to such effect or disclosing any such representation or warranty not so true, correct and complete;

(b) each and all of the agreements and covenants of Staluppi to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects;

(c) LMP shall not have terminated this Agreement as provided in Article 7;

(d) Staluppi shall have delivered to LMP an assignment agreement (the “Assignment Agreement”) evidencing the assignment and transfer of the Acquired Interests to LMP, in substantially the form attached hereto as Exhibit E, duly executed by Staluppi;

(e) Staluppi shall have procured in writing each of the consents from the Company Group Entities’ Lender(s) as disclosed in Section 2.4, on terms (including capitalization and financial covenants) no less favorable than currently imposed upon any Company Group Entity, and such consents must be in full force and effect as of the Closing;

(f)  each Manufacturer shall have delivered to LMP written approval of the transfer of the Acquired Interest to LMP and agreed to the appointment of John Staluppi as the dealer operator/general manager of the applicable Company Group Entity’s dealership operations at the applicable Dealership Premises, all on terms (including capitalization and financial covenants) no less favorable than currently set forth in applicable Company Group Entity’s dealer sales and service agreements with such Manufacturer;

(g) the Parties shall have received all authorizations, consents, and approvals of any Governmental Authority or Regulatory Authority required in connection with the consummation of the Contemplated Transactions, Staluppi shall have reimbursed LMP for ½ of the cost (excluding professional fees) of obtaining all such authorizations, consents, and approvals of any Governmental Authority or Regulatory Authority required in connection with the consummation of the Contemplated Transactions, any required waiting periods under the HSR Act, as applicable, shall have expired or have been terminated, and no Governmental Authority or Regulatory Authority shall have taken any action as a result of which LMP reasonably deems it inadvisable to proceed with the Contemplated Transactions;

(h) LMP shall have received the resignations, effective as of the Closing, of each director and officer of each Company Group Entity, if any, each of which shall be in compliance and form required by such Company Group Entity’s Operating Agreement;

(i) no action or proceedings shall have been instituted or threatened before a court or other government body or by any Governmental Authority to restrain or prohibit any of the Contemplated Transactions;

(j) no Material Adverse Change in the business of any Company Group Entity shall have occurred since the Effective Date;

(k) LMP shall have completed its legal, accounting, and other due diligence, and its review of the Audited Financial Statements, and such investigations shall be satisfactory to LMP in its discretion; provided, however, if LMP does not terminate this Agreement in accordance with Section 9.1(g), then this condition shall be deemed satisfied;

(l) each Company Group Entity shall have eliminated all member loans from its books;

(m) Staluppi shall have delivered to LMP appropriate releases from all obligees with respect to any and all Liability, contingent or otherwise, of each Company Group Entity for primary obligations of any Person other than a Company Group Entity (including, without limitation, corporate guarantees by a Company Group Entity for obligations of Staluppi and other Related Guarantees), or Staluppi shall cause such primary obligations to be satisfied at Closing. In addition, LMP shall have been furnished with appropriate lien releases from all secured parties with respect to any and all Liens upon any property or assets of a Company Group Entity securing obligations of any Person other than such Company Group Entity;

(n) The transactions contemplated under all the Transaction Agreements shall have closed simultaneously with the Closing herein;

(o) LMP shall have received a written commitment for acquisition financing (including an inventory credit facility or floor plan) all on terms satisfactory to the LMP; provided, however, if LMP does not terminate this Agreement in accordance with Section 9.1(g), then this condition shall be deemed satisfied.

(p) Each of the Parties certified public accountants shall have agreed to the Company’s Net Working Capital on the Closing Date, subject to adjustment as contemplated under Section 1.6, and a closing and disbursement statement (“Closing Statement”) enumerating the Purchase Price, prorations, and adjustments, all in accordance with this Agreement or as otherwise agreed upon by the Parties.

(q) The Company and Staluppi shall each have delivered to LMP counterpart signature pages to the First Amended and Restated Operating Agreement, in substantially the form attached hereto as Exhibit F.

(r) Staluppi shall have delivered to LMP such other documents, instruments or opinions as may be required or otherwise reasonably contemplated pursuant to this Agreement.

(s) Staluppi and LMP shall have entered into an employment agreement on terms mutually acceptable to LMP and Staluppi.

(t) Staluppi shall have delivered to LMP copies of all written Consents as set forth in Schedule 2.4.

LMP may waive any condition specified in this Section 5.1 if it executes a writing so stating at or prior to the Closing.

5.2 Conditions to Obligation of Staluppi. The obligation of Staluppi to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) all representations and warranties of LMP contained in this Agreement (including the Schedules hereto) (i) that are qualified as to materiality shall be true, correct and complete in all respects and (ii) that are not qualified as to materiality shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and LMP shall have delivered to Staluppi a certificate dated as of the Closing Date and executed by LMP to such effect or disclosing any such representation or warranty not so true, correct and complete;

(b) each and all of the agreements and covenants of LMP to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects;

(c) the Parties shall have received all authorizations, consents, and approvals of any Governmental Authority or Regulatory Authority required in connection with the consummation of the Contemplated Transactions, any required waiting periods under the HSR Act, as applicable, shall have expired or have been terminated, and no Governmental Authority or Regulatory Authority shall have taken any action as a result of which Staluppi reasonably deem it inadvisable to proceed with the Contemplated Transactions;

(d) LMP shall have paid and delivered the Purchase Price as provided in Section 1.5 hereof;

(e) No action or proceeding shall have been instituted or, to the knowledge of LMP, threatened before a court or other government body or by any Governmental Authority to restrain or prohibit any of the Contemplated Transactions;

(f) The transactions contemplated under all the Transaction Agreements shall have closed simultaneously with the Closing herein;

(g)  Each of the Parties certified public accountants shall have agreed to the Company’s Net Working Capital on the Closing Date, subject to adjustment as contemplated under Section 1.6, and a closing and disbursement statement (“Closing Statement”) enumerating the Purchase Price, prorations, and adjustments, all in accordance with this Agreement or as otherwise agreed upon by the Parties.

(h) LMP shall have delivered to Staluppi and the Company counterpart signature pages to the First Amended and Restated Operating Agreement.

(i) Staluppi shall have procured in writing each of the consents from the Company Group Entities’ Lender(s) as disclosed in Section 2.4, on terms (including capitalization and financial covenants) no less favorable than currently imposed upon any Company Group Entity, and such consents must be in full force and effect as of the Closing.

(j) LMP shall have delivered to Staluppi such other documents, instruments or opinions as may be required or otherwise reasonably contemplated pursuant to this Agreement.

(k) Staluppi shall have received all Consents as set forth in Schedule 2.4, in addition to all releases from all obligees with respect to any liability for personal guarantees provided by Staluppi for the benefit of any of the Company Group Entities or AAG Subsidiaries.

Staluppi may waive any condition specified in this Section 5.2 if they execute a writing so stating at or prior to the Closing.

Article 6. CLOSING AND POST-CLOSING COVENANTS

6.1 Third Party Consents.

(a) Each Party shall cooperate in good faith and shall use its respective reasonable best efforts to obtain any consents contemplated or required under this Agreement.

(b) Within 5 Business Days of the Effective Date, Staluppi shall cause each Company Group Entity to deliver a notice on such Company Group Entity’s letterhead, addressed to each applicable Manufacturer and prepared in accordance with applicable New York law, expressing the Staluppi’s desire to consummate the Contemplated Transactions and otherwise obtain each Manufacturer’s consent to the Contemplated Transaction and continued appointment of the applicable Company Group Entity as an authorized dealer in the Manufacturer’s products at the applicable Dealership Premises. Such notice shall include a request that the Manufacturer provide to Staluppi and LMP any forms or applications necessary to achieve the Contemplated Transaction. Upon receipt of any request by the Manufacturer to LMP for further information, including completed applications or forms, LMP agrees to take prompt action to submit to such Manufacturer all information commercially reasonably required by such Manufacturer to approve the Contemplated Transaction. Staluppi will provide any and all information and assistance reasonably necessary to assist the LMP in its applications to the Manufacturers.

6.2 Further Assurances. After Closing, as and when requested by any Party from time to time, the other Parties shall and shall cause their Affiliates to execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Agreement including, without limitation, executing and delivering any instrument LMP may reasonably request to convey the Acquired Interest to LMP as required by this Agreement.

6.3 Delivery of Funds and Other Assets Collected by Staluppi. To the extent that after Closing Staluppi receive any funds or other assets in connection with any Company Group Entity’s Business, which was included in determining the Final NWC Statement, Staluppi shall promptly deliver such funds and assets to such Company Group Entity and take all steps necessary to vest title to such funds and assets in the Company Group Entity.

6.4 Payment of Delinquent Accounts Receivables. To the extent that any accounts receivables owed to any Company Group Entity prior to the Closing Date are not collected by such Company Group Entity 120 days after the Closing Date (the “Delinquent Accounts Receivables”), Staluppi shall within 10 days of receipt of notice from LMP of the Delinquent Accounts Receivable pay such Company Group Entity a sum equal to the sum of the Delinquent Accounts Receivables. Upon receipt in full of such payment from Staluppi of an amount equal to the Delinquent Accounts Receivables, LMP shall transfer to Staluppi the rights to all payments under the Delinquent Accounts Receivables, after which LMP shall have no further collection responsibilities with respect to such Delinquent Accounts Receivables other than to remit to Staluppi any additional amounts related thereto received by a Company Group Entity.

6.5 Access to Files. For a period that is the later of 5 years or applicable records retention requirements under a Legal Requirement, after the Closing or such longer term as Staluppi may reasonably require if Staluppi is then involved in litigation or under investigation or audit by a governmental agency or bureau relating to Staluppi or the Company Group Entities, LMP shall maintain and give Staluppi and their representatives reasonable access to, and shall permit Staluppi and their representatives, at their own expense, to make photocopies of, all originals of the files and records relating to the Company Group Entities.

6.6 Notification. Between the Effective Date and the Closing Date, Staluppi will promptly notify the LMP in writing if Staluppi or any Company Group Entity becomes aware of any fact or condition that causes or constitutes a breach of any of Staluppi’s representations and warranties as of the Effective Date, or if Staluppi or any Company Group Entity becomes aware of the occurrence after the Effective Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Staluppi will promptly deliver to LMP a supplement to the Disclosure Letter specifying such change. Without limiting the foregoing, Staluppi shall furnish to LMP within 10 days after the end of each month a statement of income and a balance sheet as of the end of such month with respect to the Business, all of which shall be prepared in accordance with the Manufacturers’ accounting standards.

6.7 Related Party Agreements and Liabilities.

(a) After the Effective Date, Staluppi agrees, and agrees to cause each Company Group Entity, not to enter into any Related Party Agreements or engage in any transactions with Staluppi or a Related Person without LMP’s consent, which shall not be unreasonably withheld, conditioned, or delayed.

(b) Prior to the Closing:

(i) each Company Group Entity shall pay in full or otherwise discharge all amounts payable by the Company Group Entity to, or loans made to the Company Group Entity by, the Staluppi or Related Person;

(ii) Staluppi, and any Related Person, as applicable, shall pay in full to each Company Group Entity any amounts payable by such Persons to the Company Group Entity and any loans made by the Company Group Entity to such Persons; and

(iii) the Company and Staluppi agrees to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary proper or advisable to terminate, waive or release all Related Guarantees.

6.8 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 9, Staluppi will not, and will cause each Company Group Entity and each of their respective Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than LMP) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of each Company Group Entity, or any of the AAG Membership Interests of the Company, or any merger, consolidation, business combination. or similar transaction involving the Company Group Entities. Staluppi shall promptly advice LMP of any such inquiry or proposal so received.

6.9 Cooperation. For purposes of complying with the terms set forth herein, each Party will reasonably cooperate with and, subject to the execution of customary confidentiality agreements reasonably required by third parties in connection with disclosure of such third parties’ confidential information to the receiving Party hereunder, reasonably and promptly make available to the other Parties and their auditors and representatives the information, records, data and supporting papers reasonably relevant to the determination of the Company’s Net Working Capital and a Closing Statement, the closing inventory schedules, and any adjustment thereto being disputed and the resolution of any disputes thereunder. Staluppi will cause the Company Group Entities to permit the LMP and its representatives reasonable access to the Company Group Entities’ books and records and personnel, as may be reasonably required (upon reasonable advance notice) in connection with preparing for Closing.

6.10 Transition. Staluppi will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any Company Group Entity from maintaining the same business relationships with such Company Group Entity after the Closing Date as it maintained with the Company Group Entity prior to the Closing. Staluppi will refer to the Company all customer inquiries relating to the business of the Company Group Entities from and after the Closing.

6.11 Tax Periods Ending on or Before the Closing Date. Staluppi shall prepare and file or cause to be prepared and filed, al1 income tax returns for the Company Group Entities for all periods ending on or prior to the Closing Date, which are required to be filed after the Closing Date. Staluppi shall provide to LMP a copy of the tax returns proposed to be field pursuant to the preceding sentence, a reasonable time in advance of such filing date, and shall make such revisions to such tax returns as are reasonably requested by LMP. Staluppi shall not file such tax returns without the consent of LMP, which consent will not be unreasonably withheld. LMP will make available all information necessary to complete Staluppi’s income tax returns for all periods ending on or prior to Closing Date.

6.12 Staluppi’s Release of Claims Against the Company Group Entities.

(a) As of the Closing, Staluppi does hereby, for himself or his heirs, executors, administrators and legal representatives, remise, release, acquit and forever discharge each Company Group Entity, and each of its Representatives, of and from any and all Claims of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that Staluppi now has, owns or holds, or has at any time previously had, owned or held, against any Company Group Entity, including without limitation all Liabilities created as a result of the negligence, gross negligence and willful acts of any Company Group Entity and their employees and agents existing as of the Closing or relating to any matter that occurred on or prior to the Closing; provided, however, that any Claims that may arise in connection with the failure of any of the Parties hereto to perform any of their respective obligations hereunder or under any other agreement relating to the Contemplated Transactions or from any breaches by any of them of any representations or warranties herein or in connection with any of such other agreements shall not be released or discharged pursuant to this Agreement.

(b) Staluppi represents and warrants that he has not previously assigned or transferred, or purported to assign or transfer, to any person or entity whatsoever all or any part of the Claims released herein. Staluppi covenants and agrees that he will not assign or transfer to any person or entity whatsoever all or any part of the Claims to be released herein. Staluppi represents and warrants that he has read and understands all of the provisions of this Section 6.12 and that he has been represented by legal counsel of his own choosing in connection with the negotiation, execution and delivery of this Agreement.

6.13 Conduct of Operations. Between the Effective Date and the Closing Date, Staluppi will, and will cause Company to (a) conduct the business of Company only in the Ordinary Course of Business; (b) use his Best Efforts to preserve intact the current business organization of Company, keep available the services of the current officers, employees, and agents of Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Company; (c) confer with LMP concerning operational matters of a material nature; and (d) otherwise report periodically to LMP concerning the status of the business, operations, and finances of any Company Group Entity. The Company Group Entities and Staluppi will not omit to take any action that is inconsistent with any representation or warranty of the Staluppi, or that would cause any such representation or warranty to be untrue or incorrect if such representation or warranty were made immediately following the taking of or failure to take such action.

6.14 Prohibited Activities. Except as otherwise expressly permitted by this Agreement between the Effective Date of this Agreement and the Closing Date, Staluppi will not, and will cause each Company Group Entity not to, without the prior consent of LMP, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 2.11 or a Material Adverse Change is likely to occur. Staluppi and the Company Group Entities, will not (a) make any changes to its organizational documents (charter documents) or Company’s Operating Agreement; (b) make any declaration of or pay any dividend or distribution; (c) directly or indirectly redeem, retire, purchase, or otherwise acquire or obtain the surrender of any membership interest, option, warrant or derivative of or Affiliate; (d) issue any membership interest, option, warrant, bond, or derivative of the Company Group Entities; (e) make any investment in the membership interest, stock, indebtedness, or any derivative security of any Person; or (d) enter into any transaction which is outside the Ordinary Course of Business, or prohibited hereby.

6.15 The Company Group Entities’ 401(k). Except with the prior written consent of LMP, during the period from the Effective Date to the Closing Date, the Company Group Entities shall not (i) make any discretionary contribution to any Company Group Entity’s 401(k) plan (the “401(k) Plan”).  If requested by LMP, a Company Group Entity shall terminate the 401(k) Plan at least 1 Business Day prior to the Closing Date.

6.16 Use of Name. Staluppi agrees that from and after the Closing Date, Staluppi and his Affiliates (other than the other Company Group Entities) will not directly or indirectly use in connection with any business activities any service marks, trademarks, trade names (regardless of whether any Company Group Entity currently uses such names), trade dress, internet domain names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any word or logo that is confusingly similar in sound or appearance thereto and used or otherwise exploited by any Company Group Entity on or before the Closing Date. The foregoing limitation shall not apply to Staluppi performing business activities as an employee of the Company Group Entities. In addition, Staluppi agrees that he will not, without the prior written consent of LMP, in each instance, (a) use in advertising, publicity, or otherwise the name of LMP or any of LMP’s affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by LMP or any of LMP’s affiliates, or (b) represent, directly or indirectly, that any product or any service provided by any Company Group Entity has been approved or endorsed by LMP or LMP’s affiliates. LMP agrees that so long as Staluppi owns an Interest in the Company, LMP will not, without the prior written consent of Staluppi, in each instance, (x) use the name of “Atlantic Automotive Group” in any advertising, publicity, or otherwise, of any of LMP’s Affiliates (other than an Affiliate that is part of the Company Group Entities), nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Company or any of the Company’s Affiliates, or (y) represent, directly or indirectly, that any product or any service provided by any LMP Affiliate (other than an Affiliate that is part of the Company Group Entities) has been approved or endorsed by “Atlantic Automotive Group”.

6.17 Transfer Taxes. The Contemplated Transactions are the transfer of AAG Membership Interests, which are intangible assets; accordingly, the Parties do not expect any state and local transfer, sales, use, stamp, registration or other similar Taxes to arise by reason of the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”). The Parties agree that Staluppi shall be responsible for any and all Transfer Taxes that are actually incurred as a result of the transfer of the AAG Membership Interests. The Parties will cooperate in good faith to minimize, to the extent permissible under applicable Legal Requirements, the amount of any Transfer Taxes.

6.18 Liability for Taxes; Other Tax Matters. For purposes of determining the portion of any Taxes with respect to any Straddle Period that constitutes Staluppi Taxes, the portion of any such Taxes that are attributable to the portion of such Straddle Period ending on the Closing Date will be:

(a) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any Company Group Entity, the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the gross income of the Company Group Entities on a consolidated basis for the portion of the period ending on and including the Closing Date and the denominator of which is the total gross income of the Company Group Entities on a consolidated basis for the entire period, as determined by Parties or, if the Parties are unable to reach a determination, a Neutral Accountant; and

(b) in the case of all other Taxes, deemed equal to the amount that would be payable if the relevant Straddle Period ended on and included the Closing Date; provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each period.

6.19 Cooperation on Tax Matters. Each Party will cooperate fully as and to the extent reasonably requested by the other Party in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company Group Entities (each a “Tax Proceeding”). Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Staluppi further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on LMP, the any Company Group Entity (including, but not limited to, with respect to the transactions contemplated hereby). Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third-Party Claim will be governed by Section 8.5. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting a Tax Proceeding, or as may otherwise be necessary to enforce the provisions of this Agreement.

6.20 Regulatory Approvals.

(a) Staluppi and LMP shall, as promptly as practicable following the Effective Date, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required from each of Staluppi and LMP for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. Each of Staluppi and LMP shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Parties agree that LMP, on the one hand, and Staluppi, on the other hand, shall each be responsible for 50% of any and all filing fees payable in connection with the foregoing filings.

(b) Staluppi and LMP shall use their respective commercially reasonable efforts to promptly obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Authority and shall comply promptly with any such inquiry or request. LMP and Staluppi shall use their commercially reasonable efforts to obtain any necessary approval from any Government Authority under the HSR Act. Notwithstanding anything contained in this Agreement to the contrary, neither LMP nor Staluppi nor any of their Subsidiaries or other Affiliates shall be obligated to do any of the following: (i) dispose or transfer any asset other than pursuant to this Agreement; (ii) license or otherwise make available to any Person any technology or other intellectual property rights; (iii) hold separate any assets or operations (either before or after the applicable Closing Date); or (iv) change or modify any course of conduct or otherwise make any commitment regarding future operations.

(c) The Parties commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Authority, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Authority.

(d) Each of LMP and Staluppi shall use its reasonable best efforts to “substantially comply” as promptly as practicable with any request for additional information or documentary material issued by a Governmental Authority under 15 U.S.C. Sec 18(e) and in conjunction with the Contemplated Transactions (a “Second Request”). Each of LMP and Staluppi will certify to substantial compliance with respect thereto as promptly as practicable. Each of LMP and Staluppi agrees to take all reasonable steps to assert, defend, and support certification of substantial compliance with any Second Request. Each of LMP and Staluppi agrees to give such advance notices as may be required (including, if necessary, notice of an anticipated Closing Date), and to otherwise reasonably cooperate to give effect to the rights of the other set forth in this Section 6.20.

Article 7. DUE DILIGENCE

7.1 Due Diligence.

(a) Prior to the Closing, LMP may conduct due diligence concerning the Company Group Entities and the Business to confirm the veracity of Staluppi’s warranties and representations. Without limiting the foregoing, the LMP shall have 60 days from the later of the Effective Date or the delivery of the final schedule to be delivered hereunder (the “Due Diligence Period”) to complete to its satisfaction inspections and due diligence regarding the Business and the Purchased Assets, including obtaining such reports and studies as the LMP deems appropriate. Staluppi agrees to provide LMP and its Representatives reasonable access to the books, records, reports, department managers (which access to such managers shall be permitted as mutually agreed by the Parties, and which LMP shall diligently undertake and complete any desired access with a manager in a timely manner), information, and facilities of the Business, and will make the officers and accountants of the Company Group Entities available at reasonable times to discuss with LMP and its Representatives such aspects of the Company Group Entities’ Business as LMP may wish. Staluppi will cooperate with any reasonable request by the LMP to conduct financial due diligence at one of the Dealership Premises prior to the expiration of the Due Diligence Period, which shall include while on site read-only access to Staluppi’s dealership management systems, with prior notice to Staluppi, and subject to such reasonable limitations as Staluppi may impose to protect confidentiality. Any and all on-site visits and direct communications with any Company Group Entity employees Staluppi shall be coordinated in advance with John Staluppi or John Gentile. LMP’s right to inspect or to receive data and information from Staluppi or any Company Group Entity shall terminate upon any termination of this Agreement.

(b) Prior to the Closing, LMP may conduct, inspect and review any and all tests, studies, and surveys of all aspects of the Dealership Premises, including, without limitation, to evaluate the condition of the improvements located thereon, the soil conditions, environmental conditions (including Phase I and Phase II environmental site assessments), structural integrity, to confirm the ownership, zoning and status of entitlements applicable to the Dealership Premises, and to determine LMP’s ability to obtain future financing for the purchase of the Dealership Premises. LMP shall avoid any unreasonable interference with the business and operations of Staluppi’s business operations; and LMP, at its sole expense, shall promptly repair any damage caused by said inspections. Staluppi will make its appropriate officers, employees and representatives available to LMP at all reasonable times for the purpose of assisting LMP in such investigations or examinations. Notwithstanding the foregoing, LMP may not perform any test of the Dealership Premises of an intrusive or disruptive nature (including, without limitation, soil borings), without the prior written consent of Staluppi, which consent shall not be unreasonably withheld, conditioned or delayed, except that Staluppi shall be entitled to review and approve any investigation planned and split any samples taken.

(c) If LMP determines on or before expiration of the Due Diligence Period, that any of the information provided during the Due Diligence Period is materially different or varies in any material respects from the information provided in the 2018 and/or 2019 Certified Financial Statements for the Company Group Entities (both of which LMP acknowledges receipt), then LMP may terminate this Agreement, without premium or penalty, by sending written notice to Staluppi (which, notwithstanding anything to the contrary in this Agreement, may be delivered by email only without the necessity of any other communication delivery method).

7.2 Pre-Closing Preparation. After Manufacturer approval and prior to the Closing Date, Staluppi agrees to afford LMP and its agents, attorneys, accountants and Representatives such access to the Dealership Premises, business records and properties of each of the Company Group Entities, and shall furnish to LMP such information concerning the Business, as LMP shall reasonably deem necessary or desirable for the purpose of enabling LMP to prepare for Closing, including preparation of closing inventory schedules. Staluppi will make its appropriate Representatives available to LMP at all reasonable times for the purpose of assisting, in all reasonable respects, LMP with Closing preparations.

Article 8. INDEMNIFICATION.

8.1 Indemnities of Staluppi.

(a) Staluppi shall, and hereby does, indemnify, hold harmless and agree to defend LMP and its Affiliates, officers, directors, employees, agents, consultants, representatives, stockholders and controlling Persons and their respective successors and assigns (collectively, the “LMP Indemnified Parties”) at all times from and after the date of this Agreement, from and against any and all Damages, demands, Judgments, injuries, Claims, Liens, costs, and expenses (including, without limitation, reasonable attorneys' fees and expert witness fees), of or to any of the LMP Indemnified Parties (“LMP Damages”), which may now or in the future be paid, incurred or suffered by or asserted against the LMP Indemnified Parties by any Person resulting or arising from or incurred in connection with any one or more of the following (the “Staluppi Indemnified Liabilities”):

(i) any Pre-Closing Un-booked Liabilities not accounted for on the Closing Date pursuant to Section 1.4;

(ii) any Liabilities or Claims for Liability (whether in contract, in tort or otherwise, and whether or not successful) related in any way to the Company Group Entities to the extent such Liability or Claim for Liability arises in connection with any action, omission, or event occurring on or prior to the Closing Date, except to the extent accounted for as a Pre-Closing Un-booked Liability pursuant to Section 1.4;

(iii) any breach or nonfulfillment of any covenant or agreement of Staluppi contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto;

(iv) any untruth or breach of any representation and warranty of Staluppi contained in or made pursuant to this Agreement, including in any other agreement, document or instrument delivered hereunder or pursuant hereto; and

(v) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including costs of court and reasonable attorneys’ fees) incident to sub-parts (i) through (iv).

(b) Basket. Notwithstanding anything in this Agreement, Staluppi shall not have any Liability for any LMP Damages resulting from matters described in Section 8.1(a)(iv), until the aggregate amount of all such Liabilities incurred by the LMP Indemnified Parties exceeds the Basket; provided, however, that Staluppi’s Liability for any LMP Damages will not be limited as set forth in this Section 8.1(b) if such Staluppi Indemnified Liability relates to a breach of any Fundamental Representations or any representation or warranty set forth in Sections 2.3 through 2.7 (inclusive), and 2.9.

(c) Insurance. Staluppi’s indemnification obligations shall be reduced to the extent that the subject matter of any indemnification claim brought by LMP is covered by and paid to LMP pursuant to a warranty or indemnification from a third party or third-party insurance.

8.2 Indemnities of LMP.

(a) LMP shall, and hereby does indemnify, hold harmless and agree to defend Staluppi at all times from and after the date of this Agreement, from and against any and all Damages, demands, Judgments, injuries, Claims, Liens, costs, and expenses (including, without limitation, reasonable attorneys' fees and expert witness fees), of or to the Company and/or Staluppi (“Staluppi Damages”), which may now or in the future be paid, incurred or suffered by or asserted against Staluppi and/or the Company by any Person resulting or arising from or incurred in connection with any one or more of the following (“LMP Indemnification Liabilities”):

(i) any breach or nonfulfillment of any covenant or agreement of LMP contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto;

(ii) any untruth, inaccuracy, or breach of any representation and warranty of LMP contained in or made pursuant to this Agreement, including in any other agreement, document or instrument delivered hereunder or pursuant hereto; and

(iii) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including costs of court and reasonable attorneys’ fees) incident to sub-parts (i) through (ii) any of the foregoing.

(b) Basket. In no event will any amount be recovered from LMP for any Staluppi Damages resulting from matters described in Section 8.2(a)(ii) until the aggregate amount of all LMP Indemnified Liabilities incurred by Staluppi and/or the Company exceeds the Basket, in which event LMP will be obligated, subject to the other provisions of this Agreement, to indemnify Staluppi for only those amounts in excess of the Basket.

8.3 Claim Procedures. Each Person that desires to make a Claim for indemnification pursuant to this Article 8 (an “Indemnified Party”) will provide notice (a “Claim Notice”) thereof in writing to LMP (if the Indemnified Party is Staluppi) or to Staluppi (if the Indemnified Party is a LMP Indemnified Party) (in each such case, an “Indemnifying Party”), specifying the nature and Basis for such Claim and a copy of all papers served with respect to such Claim (if any). For purposes of this Section 8.3, receipt by a Person of written notice of any Third-Party Claim which gives rise to a Claim on behalf of such Person will require delivery of a Claim Notice to the Indemnifying Party within 20 days following the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice will not relieve an Indemnifying Party from Liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.

8.4 Third-Party Claims.

(a) In the event of the assertion of any Third-Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim and may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party will have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim under this Agreement, the Indemnified Party will cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial, in each case, at the Indemnifying Party’s expense. The Indemnifying Party will not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

(b) If the Indemnifying Party, by the 30th day after receipt of notice of any Third-Party Claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent Judgment by default in favor of the Person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party will not settle or compromise any Third-Party Claim for which it is entitled to indemnification under this Agreement, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(c) Notwithstanding anything in this Section 8.5 to the contrary, LMP will in all cases be entitled to control the defense of a Third-Party Claim if LMP reasonably believes (i) such Third-Party Claim could result in Liabilities which, taken together with other then outstanding Claims by LMP under this Agreement, could exceed the remaining potential Damages payable by Staluppi under this Agreement or the amount that LMP believes it will be able to collect from Staluppi under this Agreement or (ii) such Third-Party Claim could adversely affect in any material respect LMP or its Affiliates (other than the Company Group Entities) other than as a result of money damages or if injunctive or other non-monetary relief has been sought against LMP or its Affiliates (other than the Company Group Entities).

8.5 Calculation, Timing, Manner and Characterization of Indemnification Payments.

(a) Payments of all amounts owed by an Indemnifying Party, other than as a result of a Third-Party Claim, will be made within 15 Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article 8 or (ii) if disputed, the date of the adjudication of the Indemnifying Party’s Liability to the Indemnified Party under this Agreement.

(b) Payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim will be made as and when Damages with respect thereto are incurred by the Indemnified Party and within 15 Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party.

(c) All amounts due and payable under this Agreement (i) with respect to a Third-Party Claim, will bear interest at the Applicable Rate from the date due and payable hereunder until the date paid and (ii) with respect to a Claim other than a Third-Party Claim, will bear interest at the Applicable Rate from the date the Indemnified Party suffers the Damages until the date paid. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

8.6 Express Negligence. THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN THIS Article 8 BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, SUCH INDEMNITIES WILL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS Article 8 WILL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

8.7 Setoff. Upon any default by Staluppi of this Agreement (in addition to any rights and remedies of LMP provided by law (including, without limitation, other rights of setoff) but expressly limited by the terms of this Agreement), LMP shall have the right, without prior notice to Staluppi or any other party (any such notice being expressly waived by Staluppi to the extent permitted by applicable law), to setoff, appropriate and apply any and all payments to be made in accordance with this Agreement, Convertible Purchase Money Note, or the Company’s Operating Agreement, against and on account of the obligations or liabilities of Staluppi under this Agreement, Convertible Purchase Money Note, or the Company’s Operating Agreement. The LMP’s right of setoff may be exercised by LMP (or its assignee or their affiliates) against Staluppi (or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor, or against anyone else claiming through or against Staluppi or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor) notwithstanding the fact that such right of setoff shall not have been exercised by LMP prior to the occurrence of any default pursuant to either this Agreement, Convertible Purchase Money Note, or the Company’s Operating Agreement. LMP agrees promptly to notify Staluppi in writing after any such setoff and application made by LMP; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

8.8 Exclusive Remedy. In the absence of fraud or criminal conduct, the indemnification provisions in this Article 8 will be the sole and exclusive remedy and recourse for any breach of this Agreement by LMP and Staluppi, except as expressly provided in this Agreement. In addition, (a) in the event of a breach or threatened breach by Staluppi of any of the provisions of Section 6.16, LMP will be entitled to immediate injunctive relief, as Staluppi acknowledges and agrees that any such breach would cause LMP irreparable injury for which they would have no adequate remedy at law; and (b) any Party will be entitled to seek specific performance against any other Party pursuant to Section 11.9.

8.9 Materiality. For purposes of determining whether there has been a breach or inaccuracy and the amount of Damages that are the subject matter of a Claim for indemnification or reimbursement hereunder, each such representation or warranty shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty.

8.10 Treatment. Any indemnity payments made under this Agreement will be treated for all U.S. federal income Tax purposes as an adjustment to the aggregate Purchase Price, unless otherwise required by any applicable Legal Requirement.

Article 9. Termination.

9.1 Termination this Agreement may be terminated at any time prior to the Closing:

(a) by LMP by Notice to Staluppi, if the conditions set forth in Section 5.1 have not been satisfied or the deliveries required herein of Staluppi shall not have been complied with and performed, and any such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Outside Closing Date unless such failure shall be due to the failure of LMP to comply with any of its obligations to be performed or complied with by it prior to the Closing;

(b) by Staluppi by Notice to LMP, if the conditions set forth in Section 5.2 have not been satisfied or the deliveries required by herein of LMP have not been complied with and performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Outside Closing Date, unless such failure shall be due to the failure of Staluppi to comply with any of its obligations to be performed or complied with by it prior to the Closing;

(c) by mutual agreement of Staluppi and LMP;

(d) by either Staluppi or LMP if (i) there shall be any Legal Requirement that makes consummation of the Contemplated Transactions illegal or otherwise prohibited or (ii) any Judgment enjoining LMP or Staluppi from consummating the Contemplated Transactions or any other Transaction Document is entered and such Judgment shall have become final and non-appealable.

(e) by LMP if the Closing has not occurred on or before the Outside Closing Date, or such later date as the Parties may agree upon, unless LMP is in material breach of or default under this Agreement;

(f) by Staluppi if the Closing has not occurred on or before the Outside Closing Date, or such later date as the Parties may agree upon, unless Staluppi is in material breach of or default under this Agreement;

(g) by LMP, within 3 Business Days after the expiration of the Due Diligence Period, if LMP is dissatisfied with its due diligence inspections; and

(h) by either Party, if any Manufacturer shall reject the Contemplated Transaction or exercises, or purports to exercise, any right of first refusal to purchase the Acquired Interest.

9.2 Rights and Obligations on Termination.

(a) If this Agreement is terminated as provided in Section 9.1, this Agreement shall forthwith become void, there shall be no Liability or obligation on the part of any Party or their respective Representatives, except as otherwise provided in Section 9.2(b) below.

(b) Notwithstanding the provisions of Section 9.2(a) above:

(i) if this Agreement is terminated and abandoned pursuant to Section 9.1(b) due to a breach or default by LMP under any of its express or implied covenants and obligations hereunder, LMP shall pay to Staluppi a $1,000,000.00 breakup fee, as and for liquidation damages, which shall be Staluppi’s sole and exclusive remedy.

(ii) if this Agreement is terminated and abandoned pursuant to Section 9.1(a) due to a breach or default by Staluppi under any of its express or implied covenants and obligations hereunder, Staluppi shall pay to LMP a $1,000,000.00 breakup fee, as and for liquidation damages, which shall be LMP’s sole and exclusive remedy.

(c) The Parties acknowledge and agree that the rights and obligations set forth in this Section 9.2 shall not in any way affect or limit the respective rights and obligations of the Parties that arise out of, and survive, the Closing of the Transaction, including, without limitation, the provisions of Article 8 above.

(d) In the event of a termination and abandonment of this Agreement, the LMP shall promptly redeliver to the Staluppi all documents, work papers and other material of the Staluppi relating to the Transaction, whether so obtained before or after the execution of this Agreement. In such event, the LMP agrees not to use to the detriment of the Staluppi, nor to disclose to third parties, any of such information with respect to the Business; provided, however, that the foregoing restriction shall not apply to any document, work paper, material, or information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority or is otherwise in the public domain.

Article 10. NOTICES. Unless otherwise provided in this Agreement, any notice, demand and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered if personally delivered by hand, (b) when received if sent by a nationally recognized overnight courier service (receipt requested), (c) 5 Business Days after being mailed, if sent by first class mail, return receipt requested, or (d) when receipt is acknowledged by an affirmative act of the Party confirmed, if sent by electronic mail, facsimile, telecopy or other similar electronic transmission device (including an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device); provided, however, that where a Party delivers a notice, demand or other communication by electronic mail, such Party shall cause a copy of such notice to be delivered by nationally recognized overnight courier (charges prepaid) the next business day. Notices, demands and communications to the Parties will, unless another address is specified in writing by notice to the other Parties pursuant to this Article 10, be sent to the address indicated below.

If to Staluppi, addressed to:

[**]

With a copy (which shall not constitute notice) to:

[**]

If to LMP, addressed to:

LMP Automotive Holdings, Inc.

500 East Broward Boulevard

Fort Lauderdale, Florida 33394

Attention: Sam Tawfik

Email: sam@lmpmotors.com

With a copies (which shall not constitute notice) to:

Bass Sox Mercer

2822 Remington Green Cir.

Tallahassee, FL 32308

Attn: Robert A. Bass, Esq.

Email: bassra@dealerlawyer.com

Facsimile: 850-942-4869

and

Greenspoon Marder LLP

1875 Century Park East, Suite 1900

Los Angeles, CA 90067

Attn: Sander C. Zagzebski, Esq.

Email: sander.zagzebski@gmlaw.com

Facsimile: 954-771-9264

or to such other place and with such other copies as Staluppi or LMP may designate by written notice to the others in accordance with this Article 10.

Article 11. GENERAL PROVISIONS.

11.1 Choice of Law. The Parties stipulate that this Agreement has been entered into in the State of New York. Except as provided in Section 11.2(b), this Agreement will be construed and interpreted and the rights of the Parties governed by the internal laws of the State of Delaware, without regard to any conflict of law or choice of law principles that would apply the substantive law of another jurisdiction.

11.2 Dispute Resolution. Any dispute between, among, or involving the Parties that arises from or relates to this Agreement or any of the other Transaction Documents (except to the extent expressly provided in a Transaction Document), the relationship between such Parties that is created pursuant to such agreements, any alleged breach of any provision thereof, or in any way relating to the subject matter of such agreements (all of which are referred to herein as “Disputes”), including any Disputes that are extra-contractual in nature, or that are based on contract, tort, state or federal law, or other legal or equitable bases, regardless of whether a Party is seeking Damages or any other relief and regardless of whether or not any specific Transaction Document refers to this Section 11.2 will be resolved as provided in this Section 11.2; provided, however, that a Party will be permitted to take the actions contemplated by Section 11.2(a)(iv).

(a) Informal Dispute Resolution. Prior to the initiation of formal dispute resolution procedures, the Parties will first attempt to resolve their Dispute informally, as follows:

(i) First, the complaining party must provide notice of the Dispute in accordance with the notice provisions of Article 10 (the “Dispute Notice”). Upon receipt of the Dispute Notice, executives of LMP and Staluppi who have the actual or apparent authority to resolve the controversy (collectively, the “Arbitration Representatives”), will meet to discuss the Basis for the Dispute and will use their good faith efforts to reach a reasonable resolution to the Dispute. Upon receipt of the Dispute Notice, the receiving party will submit to the other party a written response (the “Dispute Response”). The Dispute Notice and the Dispute Response will include (A) a statement of the Party’s concerns and perspectives on the issues in dispute, (B) a summary of supporting facts and circumstances, and (C) the identity of the Arbitration Representatives who will represent such Party and of any other Person who will accompany the Arbitration Representatives. Such Arbitration Representatives will meet as often as they reasonably deem necessary and will discuss the problem and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding. In addition, to facilitate such negotiations the Parties may agree to utilize the services of a mediator whose fees will be split equally by the Parties.

(ii) The Parties agree that any written statements, including the Dispute Notice and the Dispute Response, will be prepared in connection with settlement negotiations, and as such will be privileged and will not be used against the Party who prepared such statement unless it is subsequently introduced by the preparing Party in any formal proceedings. The Parties also agree that the informal settlement negotiations will be conducted privately, amicably and confidentially.

(iii) Should the Arbitration Representatives fail to reach agreement within 30 days after receipt of the Dispute Notice in accordance with Section 11.2(a)(i) above (or such longer period as such Arbitration Representatives may agree in writing), then formal proceedings for the resolution of such Dispute may be commenced in accordance with Section 11.2(b).

(iv) This Section 11.2 will not be construed to prevent LMP from instituting, and LMP is hereby authorized to institute, formal proceedings (including seeking provisional remedies such as attachment, preliminary injunction and replevin from the appropriate court) earlier to avoid the expiration of any applicable limitations period, to avoid irreparable harm (including irreparable harm caused by Staluppi’s breach of the covenants set forth in Section 6.16), to preserve a superior position with respect to other creditors, or, to the extent contemplated by Section 11.9, to pursue injunctive or other equitable remedies.

(b) Arbitration. If the Parties are unable to resolve any Dispute arising under this Agreement as contemplated by Section 11.2(a), then (subject to the exceptions referred to in Section 11.2(a)(iv)) such Dispute will be submitted to mandatory and binding arbitration at the election of any Party (the “Disputing Party”) pursuant to the following conditions:

(i) Procedures. The arbitration will be conducted pursuant to the then applicable Commercial Arbitration Rules of the American Arbitration Association, except as expressly provided in this Section 11.2 (the “AAA Rules”). The arbitrator(s) (the “Arbitrator(s)”) will be selected pursuant to the procedures set forth in Section 11.2(b)(iii) below. In resolving the substance of the Dispute, the Arbitrator(s) will apply substantive New York law or applicable substantive federal law without regard to the conflicts of law principles of such state.

(ii) Submission to Arbitration. The Disputing Party will notify the other applicable Parties that it is submitting the Dispute to final and binding arbitration to be conducted privately and confidentially in accordance with the terms of Article 10.

(iii) Selection of Arbitrator(s). If the amount in dispute is less than $1,000,000, such Dispute will be resolved by a single Arbitrator mutually acceptable to the applicable Parties. If LMP and Staluppi are unable to agree upon a mutually acceptable Arbitrator within 30 days of the submission of the Dispute to arbitration, such Arbitrator will be appointed in accordance with the AAA Rules. If the amount in dispute is $1,000,000 or more, within 30 days after the notice of initiation of the arbitration procedure, each of LMP (on the one hand) and Staluppi (on the other hand) will nominate one Arbitrator, who need not be neutral. If any Party fails or refuses to timely nominate an Arbitrator, such Arbitrator will be appointed in accordance with the AAA Rules. Upon selection of the two Arbitrators by the applicable Parties, the 2 Arbitrators will select a 3rd Arbitrator within 15 days after their appointment, failing agreement on which such 3rd Arbitrator will be appointed in accordance with the AAA Rules. The Arbitrators, acting by majority vote, will resolve all Disputes between the applicable Parties. If one of the Party-appointed Arbitrators refuses to participate in the proceedings or refuses to vote, the unanimous decision of the other two Arbitrators will be binding.

(iv) Replacement of Arbitrator. Should any Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 11.2(b), such Arbitrator will be replaced in the same manner by which he or she was appointed (e.g., if LMP appointed the departing Arbitrator, LMP would appoint his or her replacement, and if the two Party-appointed Arbitrators appointed the departing Arbitrator, then they would appoint his or her replacement).

(v) Place of Arbitration. The arbitration will be conducted in the Manhattan, New York office of the American Arbitration Association. The Parties expressly consent to the location of such arbitration and agree not to contest this venue provision or the choice of law provision set forth in Section 11.2(b)(i) above, it being acknowledged and agreed that New York bears a reasonable relation to this Agreement and the Parties have knowingly and voluntarily elected a New York forum. Any action in order to enforce this arbitration clause or an award granted hereunder may be brought in the courts of the State of New York, in Nassau County, and the federal courts with jurisdiction thereover. Each of the Parties (A) consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding, (B) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (C) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (D) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that notice on such Party as provided in Article 10 will be deemed effective service of process on such Party.

(vi) Conduct of Arbitration. The Arbitrator(s) shall have the authority to determine the enforceability of this Section 11.2, including whether the terms of the provisions under this Section 11.2 are conscionable. Upon the service of an arbitration demand, the Parties will discuss and attempt to agree upon the manner, timing and extent of discovery that may be conducted prior to and in preparation for the arbitration hearing. In the event the Parties are unable to agree upon the manner, timing and extent of discovery, such issues will be submitted to the Arbitrator(s) for resolution. However, under no circumstances will the Arbitrator(s) allow more depositions, interrogatories, requests for production of documents and requests for admission than permitted by the presumptive limitations set forth in Fed. R. Civ. P. 26(b)(2). The Arbitrator(s) will have the authority to impose appropriate sanctions, including an award of reasonable attorneys’ fees, against any party that fails to cooperate in good faith in discovery permitted by this Section 11.2(b)(vi) or ordered by the Arbitrator(s). If the amount in dispute is less than $1,000,000, unless otherwise agreed by the Parties the arbitration hearing will be conducted no later than 150 days after the determination of the Arbitrator in accordance with the procedures set forth in Section 11.2(b)(iii). If the amount in dispute is $1,000,000 or more, the arbitration hearing will be conducted at such time as the Parties have completed the discovery permitted by this Section 11.2(b)(vi) and as determined by the Arbitrators. Unless otherwise agreed by the Parties, the arbitration hearing will be conducted on consecutive days. There will be no transcript of the arbitration hearing. The Arbitrator(s) must give effect to legal privileges including the attorney-client privilege and the work-product immunity.

(vii) Arbitration Award. The Arbitrator(s) will render a binding, reasoned decision within 20 days following the completion of the arbitration hearing. The award of the Arbitrator(s) will be in writing. The Arbitrator(s) must certify in the award that such award conforms to the terms and conditions set forth in this Agreement (e.g., the award must comply with the parameters set forth in Article 8). The award rendered by the Arbitrator(s) will be binding and conclusive, and Judgment on the award may be entered pursuant to Section 11.2(b)(v).

(viii) Time of the Essence. The Arbitrator(s) are instructed that time is of the essence in the arbitration proceeding, and that the Arbitrator(s) will have the right and authority to issue reasonable monetary sanctions against either LMP (on the one hand) or Staluppi (on the other hand) if, upon a showing of good cause, such Party is unreasonably delaying the proceeding. The amount of such sanction will be related to the additional harm, if any, caused by the delay.

(ix) Expenses. The Arbitrator(s) will have the authority to assess the costs and expenses of the arbitration proceeding (including the Arbitrator(s)’ fees and expenses) against either LMP (on the one hand) or Staluppi (on the other hand). The Arbitrator(s) will also have the authority to award attorneys’ fees and expenses to the prevailing side.

(x) Confidentiality. To the fullest extent permitted by law, the arbitration proceedings and award will be maintained in confidence by the Parties, except as otherwise required by Legal Requirements.

(xi) Severability. The provisions of this Section 11.2 are independent of the remaining provisions of this Agreement and the Parties intend that the provisions of this Section 11.2 will continue in effect even though one or more provisions of the Agreement (including, for the avoidance of doubt, any provision of this Section 11.2) will be determined to be invalid or unenforceable by a court of competent jurisdiction. This agreement to arbitrate will also survive the termination or expiration of this Agreement.

(c) Acknowledgment. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY HAVE READ AND UNDERSTOOD THIS SECTION 11.2 AND THAT THEY ARE HEREBY KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHT TO A JURY TRIAL.

11.3 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Person or Persons entitled to the benefits thereof only by a written instrument signed by the Person or Persons granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.4 Expenses. Except as otherwise provided in this Agreement, (a) Staluppi will be responsible for all legal fees, accountant’s fees, consultant’s fees, broker fees, investment banker’s fees, other advisory fees and other costs and expenses that Staluppi may incur in connection with the negotiation, preparation, execution or performance of this Agreement, and (b) LMP will be responsible for all legal fees, accountant’s fees, consultant’s fees, broker fees, investment banker’s fees, other advisory fees and other costs and expenses that LMP and its Affiliates incur in connection with the negotiation, preparation, execution or performance of this Agreement.

11.5 Completion of Schedules. The listing (or inclusion of a copy) of a document or other item under one Schedule to a representation or warranty made in this Agreement will be deemed adequate to disclose an exception to a separate representation or warranty made in this Agreement only if such listing has sufficient detail on its face that it is reasonably clear that such document or other item applies to such other representation or warranty made in this Agreement.

11.6 Invalidity. In the event that any one or more of the provisions set forth in this Agreement or in any other instrument referred to in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other such instrument.

11.7 No Third-Party Beneficiaries. This Agreement is solely for the benefit of (a) the Parties and their successors and assigns permitted under this Agreement, and (b) LMP Indemnified Parties and the Staluppi (solely with respect to such Persons’ rights to indemnification pursuant to Article 8 and the rights to enforce such rights to indemnification pursuant to this Article 11), and no provisions of this Agreement will be deemed to confer upon any other Person any remedy, Claim, Liability, reimbursement, cause of action or other right except as expressly provided in this Agreement.

11.8 No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and their counsel and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.10 Entire Agreement; Amendments. This Agreement, together with all Exhibits, Annexes and Schedules hereto, and the other Transaction Documents constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No amendment, supplement or modification of this Agreement will be binding unless executed in writing by all Parties

11.11 Electronic Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties , and an executed copy of this Agreement may be delivered by one or more Parties by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

11.12 Severability. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of New York, or under any other applicable laws of any other jurisdiction, then the Parties agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the Parties , then such provision shall be severed here from for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the Parties as expressed herein (a modification being permitted only if there is no material alteration), then the Parties shall use commercially reasonable efforts to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party may initiate arbitration under the then current commercial arbitration rules of the American Arbitration Association to determine and effect such appropriate equitable amendments.

11.13 Binding Effect. All the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective heirs, executors, administrators, representatives, successors and permitted assigns.

11.14 Assignment. This Agreement and the rights under this Agreement may not be assigned by LMP without the prior written consent of Staluppi; provided, however, that LMP will be permitted, without Staluppi’s consent, to (a) collaterally assign this Agreement and its rights herein and in the other Transaction Documents to any of LMP’s or its Affiliate’s lenders, (b) assign the provisions and benefits of this Agreement and the other Transaction Documents to any Affiliate of LMP provided that, unless otherwise consented to in writing by Staluppi, LMP shall remain contractually liable hereunder for any payment obligations of LMP, and Staluppi hereby consents to any such assignment. This Agreement and the rights hereunder may not be assigned by Staluppi without the prior written consent of LMP. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

11.15 Computation of Time. Whenever this Agreement requires that something be done within a period of days, such period shall: (a) not include the day from which such period commences; (b) include the day upon which such period expires; (c) expire at 8:00 p.m. (eastern) on the date by which such thing is to be done; or (d) be extended by 2 Business Days if the final day of such period falls on a Saturday, Sunday, or bank holiday in the state where such thing is to be done

11.16 Interpretation & Administration. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and will be deemed to be followed by the words “without limitation.” The Parties have a duty of good faith and fair dealing. All captions and headings contained in this Agreement are for convenience of reference only and will not be construed to limit or extend the terms or conditions of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. Each Party and its counsel have reviewed this Agreement and the rule of construction that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto.

(signatures on the following page)

IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement effective as of the Effective Date.

LMP:

LMP Long island 001 Automotive Holdings, Inc.

By:
Name:
Title:

STALUPPI:

John Staluppi